S-1

REGISTRATION STATEMENT ON FORM S-1

As confidentially submitted to the Securities and Exchange Commission on October 15, 2014

Registration No. ______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Aqua Quest International, Inc.

(Exact name of Registrant as specified in its charter)

Florida	7389	46-0937291
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Aqua Quest International, Inc.

719 Pent Street

Tarpon Springs, Florida 34689

Telephone: (727) 743-6008

 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert Mayne

President and Treasurer

Aqua Quest International, Inc.

719 Pent Street

Tarpon Springs, Florida 34689

Telephone: (727) 743-6008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John E. Lux, Esq. 1629 K Street, Suite 300 Washington, DC 20006 Telephone: (240) 200-4529	Capt. Robert Mayne Aqua Quest International, Inc. 719 Pent Street Tarpon Springs, Florida 34689 Telephone: (727) 743-6008

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company X

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock sold to selling stockholders in private placement (2)	2,804,700	$1.00	$2,804,700	$361.	25

Total	2,804,700	$1.00	$2,804,700	$361.	25

(1)	No market presently exists for our common stock.

(2)	Represents shares of Class A Common Stock previously issued.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued October ____, 2014

AQUA QUEST INTERNATIONAL, INC.

This Prospectus relates to the offer for sale of up to an aggregate of 2,804,700 shares of Class A Common Stock of Aqua Quest International, Inc. by the selling stockholders named herein. We are not offering any securities pursuant to this Prospectus.

Our Common Stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our Common Stock on the Over-the-Counter or OTCQB Market upon the effectiveness of the registration statement of which this Prospectus forms a part. The 2,804,700 shares of our Class A Common Stock can be sold by selling security holders at a fixed price of $1.00 per share until our shares are quoted on the OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, or FINRA, nor can we provide assurance that our shares will actually be quoted on the OTCQB Market or, if quoted, that a viable public market will materialize or be sustained.

Following the effectiveness of the registration statement of which this Prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTCQB Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. See “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We have two classes of Common Stock, Class A Common Stock and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except voting and conversion rights. Each share of Class A Common Stock is entitled to one vote. The Class B Common Stock elects a majority of the board of directors and is convertible at any time into one share of Class A Common Stock. The holders of our outstanding shares of Class B Common Stock will hold approximately 75.9% of the voting power of our outstanding capital stock following this offering, and our founder, Chairman and President, Capt. Robert Mayne, will hold or have the ability to control approximately 75.9% of the voting power of our outstanding capital stock following this offering.

 We are an "emerging growth company" as defined under applicable Federal securities laws and may utilize reduced public company reporting requirements. Investing in our common shares involves risks. See "Risk Factors" beginning on page 15 of this Prospectus.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. An investment in our Common Stock should be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment.  See “Risk Factors” beginning on page 15 to read about the risks you should consider before buying shares of our Common Stock.  An investment in our Common Stock is not suitable for all investors.

We will apply to list our Class A Common Stock on the OTCQB market under the symbol “____.”

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A VERY HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. SEE “RISK FACTORS.” EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE RISKS AND SPECULATIVE FACTORS AFFECTING THE BUSINESS OF THE COMPANY PRIOR TO MAKING AND INVESTMENT.  SEE “RISK FACTORS.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY PROSPECTUS OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Aqua Quest International, Inc.

719 Pent Street, Tarpon Springs, Florida 34689

Telephone:  (727) 743-6008

The date of this Prospectus is October __, 2014.

______

Footnotes:

(1) Aqua Quest International, Inc. is a Florida corporation formed on May 10, 2012. Aqua Quest was formed to salvage, preserve and display underwater historical artifacts. (see "Business").

Aqua Quest International, Inc. (“Aqua Quest International, Inc.,” “We,” or the “Company”) is registering 2,804,700 total of Securities, consisting of Class A Common Stock, par value $0.0001 (the “Securities”). For a further description of these Securities, see "Securities Offered."

(2) This Offering is for selling shareholders only. The Company will not receive any proceeds from the sales of these Securities.

We will apply for listing our Class A Common Stock on the OTCQB market under the symbol “____.”

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page 15.

Until                      , 2015 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade shares of our Class A Common Stock, whether or not participating in our initial public offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Table of Contents

______

SUMMARY OF THE OFFERING	9
EMERGING GROWTH COMPANY	13
RISK FACTORS	15
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	33
USE OF PROCEEDS	34
DILUTION	34
SELECTED CONSOLIDATED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	37
LETTER FROM OUR FOUNDER CAPT. ROBERT MAYNE	44
BUSINESS	46
MANAGEMENT	52
EXECUTIVE COMPENSATION	58
RELATED PARTY TRANSACTIONS	63
PRINCIPAL STOCKHOLDERS	64
CAPITALIZATION	65
COMPANY SECURITIES	66
DESCRIPTION OF SECURITIES TO BE REGISTERED	70
DIVIDEND POLICY	71
SELLING SHAREHOLDERS	72
PLAN OF DISTRIBUTION	76
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	79
INDEMNIFICATION	82
LEGAL MATTERS	82
EXPERTS	82
WHERE YOU CAN FIND ADDITIONAL INFORMATION	82
FINANCIAL STATEMENTS	84

Neither we, nor the underwriters, have authorized anyone to provide any information or to make any representations other than those contained in this Prospectus or in any free writing Prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of shares of our Class A Common Stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary Prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary Prospectus issued October____, 2014, is authorized by us to be used in connection with our proposed initial public offering. The preliminary Prospectus will only be distributed by us and the underwriters named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until                      , 2015 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade shares of our Class A Common Stock, whether or not participating in our initial public offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we, nor the selling stockholders, nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this Prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A Common Stock and the distribution of this Prospectus outside of the United States.

SUMMARY OF THE OFFERING

______

The following summary is intended to set forth certain pertinent facts and highlights from this Prospectus and is qualified in its entirety by reference to the more detailed information appearing in the Prospectus.  Each prospective investor is urged to read this Prospectus and the exhibits in their entirety.

Issuer

The Issuer is Aqua Quest International, Inc. We were incorporated in the State of Florida on May 10, 2012. Our principal executive offices are located at 719 Pent Street, Tarpon Springs, Florida 34889 and our telephone number is (727) 743-6008. Our website address is http://www.aquaquestinternational.com. The information contained in or that can be accessed through our website is not part of this Prospectus.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer (this means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year), or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

 •  we will present only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations;

 • we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

 • we will provide less extensive disclosure about our executive compensation arrangements; and

 • we will not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.

However, we are irrevocably electing to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards.

THE OFFERING

______

Selling Shareholders of the Company are offering 2,804,700 shares of Class A Common Stock. No shares are being sold for the Company.

Common Stock Outstanding

13,311,800 shares as of October 15, 2014

Common Stock Offered by Selling Stockholders

2,804,700 shares

Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

Quotation of Common Stock

Our Common Stock is not presently traded on any market or securities exchange, and we have not at this time applied for listing or quotation on any exchange.  We are seeking sponsorship for the trading of our Common Stock on the OTCQB Market upon the effectiveness of the registration statement of which this Prospectus forms a part.  The 2,804,700 shares of our Common Stock can be sold by selling stockholders at a fixed price of $1.00 per share until our shares are quoted on the OTCQB Market and thereafter at prevailing market prices or privately negotiated prices.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can we provide any assurance that our shares will actually be quoted on the OTCQB Market or, if quoted, that a viable public market will materialize.

Risk Factors

An investment in our company is highly speculative and involves a significant degree of risk.  See “Risk Factors” and other information included in this Prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

Our Operations

Our respect for archeological values and national heritages allows us to make strategic relationships with universities and countries.

We have attracted top talent in finding and salvaging shipwrecks, including Dr. Eugene Lyon, the achivist who found the Atocha, and remote sensing legend Rick Horgan.

We generate cash flow for our exploration for ancient shipwrecks by salvaging modern wrecks which are more likely to give us immediate cash flow.

We are rapidly expanding our scope by targeting modern shipwrecks, sunken mahogany logs in Honduras, shipwrecks in the Dominican Republic, and three shipwrecks in the South China Sea that are estimated to have salvage values twice that of the famous ancient Spanish shipwreck the Atocha.

We are training students for the Florida Institute of Technology. We will achieve additional revenue by filming our efforts for television and by displaying our finds in floating museums that travel from city to city.

Risk Factors

The following is summary of the risks we consider to be the most important in investing in our Company. In addition, you should read and carefully consider the following section on “Risk Factors” on page 15.

The securities offered hereby involve a very high degree of risk.  See “Risk Factors.”

The business of the Company is inherently speculative in nature and involves a very high degree of risk. Our research data may not be reliable and we may not be able discover and salvage shipwrecks or establish legal rights to wrecks. We will experience delay in selling our finds, and our finds may be stolen.

The Company faces many financial risks. The Company will not receiver any proceeds of from this Offering. The Company will need to raise additional funds which could dilute the interests of the investors.

There are many risks inherent in the Company and its securities. The Company has a limited operating history The Company may not be able to continue as a going concern. The Company is dependent on its officers and directors. Our present shareholders will retain control of the Company and will experience substantial benefit. The current investors will experience substantial dilution. There will be a lack of liquidity in the Company’s securities.

Further, the Company is using “forward-looking statements.” Actual results may differ materially from those in such forward looking statements.

Our President has control over key decision making as a result of his ownership of a majority of our voting stock.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

The market price of our Class A Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

Substantial blocks of our total outstanding shares may be sold into the market. If there are substantial sales of shares of our Common Stock, the price of our Class A Common Stock could decline.

If you purchase shares of our Class A Common Stock in our initial public offering, you will experience substantial and immediate dilution.

Florida law and provisions in our Amended and Restated Articles of Incorporation and By-Laws could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Class A Common Stock.

We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

We depend on key employees and face competition in hiring and retaining qualified employees.

There is no minimum offering and there is no commitment to purchase any of the securities offered.

This is merely a summary of such risk factors. Investors are cautioned to pay close attention to these risk factors and the other risk factors given in the section entitled “Risk Factors.” Investment in the Company carries a very high degree of risk. The Company’s securities are highly speculative and suitable only for those investors who understand and can afford the extreme risk of investing in the Company.  You should read and carefully consider the section on “Risk Factors” on page 15.

Current Projects

Copper Ore Recovery

We are engaged in recovering the cargo of a ship that sunk in a 1924 hurricane off the coast of Cape Fear, North Carolina. The ship lies in about 120 feet of water and contains high grade copper ore. We will receive two-thirds of the proceeds any salvage. We are currently engaged in operations on this project.

Brooklyn

We have been searching for a pre-Civil War, non-military private U.S. vessel. This ship sank while making a scheduled run off the Eastern United States. The ship was carrying substantial financial resources. We have acquired research on this vessel and we have the right to file an admiralty claim if we discover this wreck. We will receive 85% of any recovery. This wreck has the code name of “Brooklyn.”

The South China Sea – Three Rivers Project

Our director and archivist, Dr. Eugene Lyon, has located information on three ancient Spanish shipwrecks in the South China Sea. It is important to note that recovery of these wrecks is dependent on all of the risks of salvaging ancient shipwrecks. See “Risk Factors – Risks Related to Our Industry.” Dr. Lyon believes that the potential recovery from these three wrecks is twice that of the famous shipwreck the Atocha. We have agreed to pay the Legacy Salvage Group 15% of our recovery, if any. We have not yet obtained a governmental license for exploration and salvage.

The Dominican Republic

We have a joint venture with North Caribbean Research SA to explore and salvage along a 100 mile stretch of the Northern coast of the Dominican Republic known as the Treasure Coast. This area extends eastward from the Haitian-Dominican Republic border. North Caribbean has been operating in this area for the last 27 years and is awaiting renewal of their salvage permits.

The Schooner Wreck

The Schooner is our code name for an early 1800's wooden sailing schooner that sunk off the Georgia coast  with a cargo of gold specie, estimated to be worth $10 to $15 million. We expect to start our survey in October 2014. If and when the target is located, we will file an admiralty claim and start salvage, weather permitting.

Honduras

We have signed an agreement with the Moskito Indians in the Gracia a Dios district of Honduras. Under the agreement, we will salvage sunken mahogany logs in the Patuca River. Thirty percent of the net income from this project will be paid to the Indians.  These mahogany logs were cut many decades ago and were sunken and lost in the river. These mahogany logs are considered to be valuable because the harvesting of mahogany trees is prohibited under Appendix II of Convention on International Trade in Endangered Species (CITES).  We are allowed to salvage these logs as they have already been cut. We have obtained a permit to import these logs into the United States. We must obtain a permit to export the logs, and this can only be obtained after we commence salvaging the logs.

Emerging Growth Company

______

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) affords company to file an IPO and get temporary reprieve from certain SEC regulations by exempting an emerging growth company (EGC) from these regulations for up to five years.

An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. An EGC will retain such status until the earlier of: (1) the fifth anniversary of the date it first sold securities pursuant to an IPO registration statement;  the last day of the fiscal year in which it first exceeds $1 billion in annual gross revenues; (3) the time it becomes a large accelerated filer (an SEC registered company with a public float of at least $700 million); or (4) the date on which the EGC has, within the previous three years, issued $1 billion of nonconvertible debt.

Regulatory Relief for EGCs. The JOBS Act provides scaled disclosure provisions for EGCs, including, among other things:

•  permitting EGCs to include only two years of audited financial statements in the registration statement filed under the Securities Act of 1933 (the 1933 Act) for an IPO of common equity securities;

•  allowing EGCs to comply with the smaller reporting company version of Item 402 of Regulation S-K; and

•  removing the requirement that EGCs comply with Sarbanes-Oxley Act Section 404(b) auditor attestation of internal control over financial reporting. Recently, the SEC issued guidance on scaled disclosures and other EGC related issues.

Emerging Growth Company Revenue Test. An EGC is defined as a company with total annual gross revenues of less than $1 billion in its most recently completed fiscal year. The phrase “total annual gross revenues” means total revenues as presented on the income statement presentation under U.S. Generally Accepted Accounting Principles (GAAP). If the financial statements for the most recent year included in the company’s registration statement are those of its predecessor, the predecessor’s revenues would be used when determining whether the company meets the EGC definition.

EGC Effective Date. The JOBS Act provides that a company shall not qualify to be an EGC “if the first sale of common equity securities of such company pursuant to an effective registration statement” under the 1933 Act occurred on or before December 8, 2011. The phrase “date of the first sale of common equity securities” under the JOBS Act could be:

- the date of a company’s initial primary offering of common equity securities For cash;

- an offering of common equity pursuant to an employee benefit plan registered on a Form S-8; or

- a selling shareholder’s secondary offering registered on a resale registration statement.

RISK FACTORS

______

The following is only a brief summary of the risks involved in investing in our Company. Investment in our Securities involves very large risks. You should carefully consider the following risk factors in addition to other information contained in this Prospectus before purchasing the Securities we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this Prospectus, including statements in the following risk factors, constitute "Forward-Looking Statements."

Risks Related Our Industry

______

Our business involves a very high degree of risk.

An investment in our Common Stock is extremely speculative and of exceptionally high risk. Although we have access to a substantial amount of research and data which has been compiled regarding various projects, the quality and reliability of such research and data is uncertain. Even if we are able to plan and obtain permits for our various projects, there is a possibility that the shipwrecks may have already been salvaged or may not be found, or may not have had anything valuable on board at the time of the sinking. Even if objects of value are located and recovered, there is the possibility that the cost of recovery exceeds the value of the objects recovered or that others, including both private parties and governmental entities, will assert conflicting claims and challenge our rights to the recovered objects. Finally, even if we are successful in locating and retrieving objects from a shipwreck and establishing good title to them, there are no assurances as to the value that such objects will bring at their sale, as the market for such objects is uncertain. See “Business.”

The research and data we use may not be reliable.

The success of a shipwreck project is dependent to a substantial degree upon the research and data we have obtained. By its very nature, research and data regarding shipwrecks is imprecise, incomplete, and unreliable. It is often composed of or affected by numerous assumptions, rumors, legends, historical and scientific inaccuracies, and inaccurate interpretations which have become a part of such research and data over time. See “Business – Our Process.”

Operations may be affected by natural hazards.

Underwater recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions, or other natural hazards. Further, such operations may be undertaken more safely during certain months of the year than others. We cannot guarantee that we, or the entities we are affiliated with, will be able to conduct search and recovery operations only during favorable periods. In addition, even though sea conditions in a particular search location may be somewhat predictable, the possibility exists that unexpected conditions may occur and adversely affect our operations. It is also possible that natural hazards may prevent or significantly delay search and recovery operations.

Discovery and recovery of sunken treasure is very risky.

We may be unable to discover shipwrecks due to changes in the ocean floor due to storms, currents, human disturbance from ships' anchors, dredging, and other factors. If we do discover a wreck, we may not be able to recover all of the cargo as it may have been scattered over a large distance when the ship broke up and sank, by underwater currents, or by other factors. Part or all of the recoverable cargo may have been salvaged at the time of the wreck or later. The cargo may be buried in such a way as to preclude discovery or may have deteriorated from hundreds of years in salt water.

We may be unable to establish our rights to any objects we recover.

Persons and entities other than Aqua Quest and entities we are affiliated with (both private and governmental) may claim title to the shipwrecks and/or valuable cargo that we may recover. Even if we are successful in locating and recovering shipwrecks and/or valuable cargo, we cannot assure we will be able to establish our right to property recovered if challenged by governmental entities, prior owners, or other attempted salvors claiming an interest therein. In such an event we could spend a great deal of time and money on a shipwreck project, and receive no salvage claim or revenue for our work.

We have the risk of being liable for personal injury.

The business of marine salvage and maritime operations in general is subject to serious risks to life and property. We will be operating divers at various depths in the ocean. Their support systems may fail. They may be attacked by sharks and other animals. They may be injured on sunken ships, by machinery, or by coral or other natural dangers. They may suffer diseases such as the bends from too rapid decompression. We may be liable for such injuries as well as others. While we intend to carry a one million dollar general liability insurance policy, there is no assurance that this will cover any and all claims.

We could experience delays in the disposition or sale of recovered objects.

The methods and channels that may be used in the disposition or sale of recovered items are uncertain at present and may include several alternatives. Ready access to buyers for any artifacts or other valuable items recovered cannot be guaranteed. Delays in the disposition of such items could adversely affect our cash flow.

The market for any objects we recover is uncertain.

Even if valuable items can be located and recovered in the future, it is difficult to predict the price that might be realized for such items. The value of recovered items will fluctuate with the precious metals market, which has been highly volatile in past years. In addition, the entrance on the market of a large supply of similar items from shipwrecks and/or valuable cargo located and recovered by others could depress the market.

Legal, political, or civil issues could interfere with our recovery operations.

Legal, political, or civil initiatives of countries and/or major maritime governments could restrict access to shipwrecks or interfere with our search and recovery operations. See “Business – Legal and Political Issues.”

We may be subject to illegal attempts to steal or extort money from us.

As a company that may operate in areas of the world where illegal actions are common, we may be subject to attempts to steal or extort money from us. In fact, we may suffer from armed attacks on our vessels and crew.

Recently, the vessel Aqua Quest and its crew were the victims of an extortion attempt by local authorities in Honduras. The vessel was impounded and its crew spent 54 days at risk in a Honduran jail. Their release required determined intervention by Honduran and United States political and diplomatic figures. There is no assurance that similar events will not happen in the future.

Objects we recover could be stolen from us.

If we locate a shipwreck and assert a valid claim to items of value, there is a risk of theft of such items at sea by “pirates” or poachers, both before and after their recovery, and while in transit to a safe destination. Such thefts may not be adequately covered by insurance. There may be substantial harm to our vessels and crews.

We may be unable to get permission to conduct salvage operations.

It is possible we will not be successful in obtaining title or permission to excavate certain wrecks. In addition, permits that are sought for the projects may never be issued, and if issued, may not be legal or honored by the entities that issued them.

Changes in our business strategy or restructuring of our businesses may increase our costs or otherwise affect the profitability of our businesses.

As changes in our business environment occur we may need to adjust our business strategies to meet these changes or we may otherwise find it necessary to restructure our operations or particular businesses or assets. When these changes or events occur, we may incur costs to change our business strategy and may need to write down the value of assets. In any of these events our costs may increase, and we may have significant charges associated with the write-down of assets.

We may be unsuccessful in raising the necessary capital to fund operations and capital expenditures.

Our ability to generate cash flow is dependent upon the success of our ability to recover and monetize high-value shipwrecks. However, we cannot guarantee that the sales of our products and other available cash sources will generate sufficient cash flow to meet our overall cash requirements. If cash flow is not sufficient to meet our business requirements, we will be required to raise additional capital through other financing activities. While we have been successful in raising the necessary funds in the past, there can be no assurance we can continue to do so in the future.

We depend on key employees and face competition in hiring and retaining qualified employees.

Our employees are vital to our success, and our key management and other employees are difficult to replace. We currently do not have employment contracts with our key employees. We may not be able to retain highly qualified employees in the future which could adversely affect our business.

We may experience significant losses from operations.

Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, recovery projects, business or cost structure or an event such as significant litigation or a significant transaction may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any quarter.

Technological obsolescence of our marine assets or failure of critical equipment could put a strain on our capital requirements or operational capabilities.

We employ state-of-the-art technology including side-scan sonar, magnetometer, ROVs, and other advanced science and technology to locate and recover shipwrecks. Equipment failures may require us to delay or suspend operations. Also, while we endeavor to keep marine equipment in excellent working condition and current with all available upgrades, technological advances in new equipment may provide superior efficiencies than the capabilities of our existing equipment and this could require us to purchase new equipment which could require additional needs for capital.

We may not be able to contract with clients or customers for marine services or syndicated projects.

We expect to obtain revenue by marketing media programs, artifacts and replicas and by operating exhibits and museums. While we expect the results of these projects will be generally successful, we have little or no experience in these fields. We face all the risks here of entering into new businesses. Failure to operate successfully in these venues would have a material impact on our revenue and operating cash flows.

Financial Risks

______

We have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future.

We are a development stage company with limited operating history. To date, we have focused primarily on salvaging modern wrecks. We have incurred significant net losses in each year since our inception in May 2012, including net losses of approximately $96,950 and 79,959 for fiscal years 2012 and for 2013 and $180,081 for the six months ended June 30, 2014, respectively. As of June 30, 2014, we had an accumulated deficit of $176,939.

We have devoted most of our financial resources to research and development and salvaging modern wrecks. To date, we have financed our operations largely through the sale of equity securities and loans from our stockholders. The size of our future net losses will depend, in part, on the rate of future expenditures and our ability to generate revenues.  There is no assurance that we will be able to make recoveries greater than our expenses.

If we fail to obtain sufficient additional financing, we would be forced to delay, reduce or eliminate our product salvage programs.

Shipwreck salvage is expensive. We expect our research and recovery expenses to substantially increase in connection with our ongoing activities, including activities in Honduras and the South China Sea. As of June 30, 2014, we had negative working capital of approximately $102,032, and our audit report on our 2013 financial statements contains an explanatory paragraph stating that our recurring losses and negative cash flows from operations since inception raise substantial doubt about our ability to continue as a going concern. If we are unable to successfully complete this offering, we will need to seek alternative financing or operational plans to continue as a going concern. Even if the offering is successful, we may need to raise additional funds to support our future operations, and such funding may not be available to us on acceptable terms, or at all.

We will not receive any of the proceeds from this offering. Changing circumstances beyond our control may cause us to consume capital more rapidly than we currently anticipate. We may need to raise additional funding to salvage wrecks once they are found.

Securing additional financing may divert our management from our day-to-day activities, which may adversely affect our ability to develop our Company.  In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital when required or on acceptable terms, we may be required to:

•	significantly delay, scale back or discontinue the research and salvage operations;

•	Significantly delay or scale back media efforts; or

•	relinquish or license, on unfavorable terms, our rights to certain operations.

If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing development and commercialization efforts, which will have a material adverse effect on our business, operating results and prospects.

We will not receive any of the proceeds of this Offering and will need additional financing.

Our development schedule could be delayed if we are unable to fund our acquisition activities. We will not receive any of the proceeds from this Offering. We do not know whether we will be able to secure additional funding, or funding on terms acceptable to us. See "Use of Proceeds."

We face financial risk, including uncertain cash flows.

Although we will attempt to stabilize our cash flow by salvaging so-called “modern” wrecks, those that have sunk in recent times, our operation will entail uncertain cash flows. We may spend relatively large amounts on exploration and salvage and other expenses. After making salvage expenditures, we may have to wait years to monetize salvaged property, if it can be monetized at all, during which time we may have to make substantial legal expenditures. All of these factors and more will result in substantial financial uncertainty.

Legal Risks

______

We are an "emerging growth company," and any decision on our part to comply only with certain reduced disclosure requirements applicable to emerging growth companies could make our common shares less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and, for as long as we continue to be an "emerging growth company," we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, shareholder approval of any golden parachute payments not previously approved and an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We could remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other things, the market value of common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

We cannot predict whether investors will find our common shares less attractive if we choose to rely on one or more of these exemptions. If some investors find our common shares less attractive as a result of any decisions to reduce future disclosure, there may be a less active trading market for our common shares and our share price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an "emerging growth company."

We have historically operated as a private company and have not been subject to the same financial and other reporting and corporate governance requirements as a public company. After this offering, we will be required to file annual, quarterly and other reports with the SEC. We will need to prepare and timely file financial statements that comply with SEC reporting requirements. We will also be subject to other reporting and corporate governance requirements, under the listing standards of the any relevant exchange and the Sarbanes-Oxley Act of 2002, which will impose significant compliance costs and obligations upon us. The changes necessitated by becoming a public company will require a significant commitment of additional resources and management oversight which will increase our operating costs. These changes will also place significant additional demands on our finance and accounting staff, which may not have prior public company experience or experience working for a newly public company, and on our financial accounting and information systems. We may in the future hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we will be required, among other things, to:

• prepare and file periodic reports, and distribute other shareholder communications, in compliance with the Federal securities laws and any applicable exchange rules;

• define and expand the roles and the duties of our Board of Directors and its committees;

• institute more comprehensive compliance, investor relations and internal audit functions; and

• evaluate and maintain our system of internal controls over financial reporting, and report on management's assessment thereof, in compliance with rules and regulations of the SEC and the Public Company Accounting Oversight Board.

In particular, upon completion of this offering, the Sarbanes-Oxley Act of 2002 will require us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established internal control framework, and to report on our conclusions as to the effectiveness of our internal controls. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 if we elect not to utilize the exemption from such attestation requirement available to "emerging growth companies." As described above, we expect to qualify as an emerging growth company upon completion of this offering and could potentially qualify as an emerging growth company until 2018. In addition, upon completion of this offering, we will be required under the Securities Exchange Act of 1934, as amended, to maintain disclosure controls and procedures and internal controls over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common shares. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Risks Inherent in the Company

______

We are indemnifying our officers and directors.

Our By-Laws provide for the indemnification of officers and directors relating to their activities for the Company to the fullest extent permitted under the Florida Business Corporation Act. These provisions may have the effect of providing indemnity in connection with suits brought by parties other than the Company against an officer or director who has been grossly negligent, though he acted in good faith and in the Company’s interests. See "Indemnification.”

Certain provisions of our Articles of Incorporation may affect us and make it more difficult to acquire us.

Certain provisions of our Articles of Incorporation and Bylaws may make it more difficult and time consuming to acquire us. This may reduce our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below. See "Securities Offered -- Certain Provisions." Our Articles of Incorporation also contain restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations." "Business Combinations" are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles of Incorporation also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a "super-majority" vote or the approval of a Majority of Continuing Directors. See "Company Securities."

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest. See "Company Securities."

 Preferred Stock. Our charter authorizes the Board of Directors to issue up to 100,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest. See "Company Securities."

We rely upon a few officers.

We are wholly dependent on the personal abilities of our officers in order to develop and conduct our operations. Our success will be largely dependent on the personal efforts of our key officers and directors. The loss of the services of any of these officers would have a material adverse effect on our business and prospects. Our success also may be dependent, in part, upon our ability to hire and retain additional qualified sales and marketing personnel. There can be no assurance that we will be able to hire or retain such necessary personnel. See "Management."

Our present shareholders will retain control.

Following the completion of this Offering, our present control shareholders will own 76.9% of the outstanding Common Stock. As a result of this percentage of ownership, the existing shareholders will be able to control our management at least for the foreseeable future. See "Company Securities” and Description of Securities to be Registered." The Common Stock purchasers will not have the right to elect our directors and the Company's control will stay with the current shareholders. At the present time, the control shareholder owns all our outstanding Class B voting stock, 5,000,000 shares. Even after the completion of this Offering, this shareholder will have full voting control of the Company and the Board of Directors. See "Management," "Principal Shareholders" and "Company Securities."

Our promoters will get substantial benefit.

Our promoters have acquired their interest in us at minimal cost and investment. Further, we may attract additional key personnel by giving or awarding stock in the Company with little or no cash investment. While we feel that all of these individuals are vital to the Company’s success and that such stock motivates them to increase the value of the Company, the risk of loss to these individuals is minimal. The risk of loss to the investors is real and substantial. Should we fail in our business, the loss will fall almost entirely upon the purchasers of Securities offered hereby. Should we succeed in our business, a large part of the profits will accrue these promoters and key individuals. See "Business."

The liability of our directors and officers is limited.

Our Articles of Incorporation include provisions to eliminate, to the full extent permitted by Florida corporate law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors. The Articles of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under Florida law, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our By-Laws require us to indemnify, to the full extent permitted by law, any of our directors, officers, employees or agents for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in the Articles of Incorporation. As a result of such provisions in the Articles of Incorporation and the By-Laws, stockholders may be unable to recover damages against our directors and officers for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing our directors, officers, employees and agents for breaches of their duty of care, even though such action, if successful, might otherwise benefit us and our stockholders. See "Indemnification."

We have two classes of Common Stock.

Purchasers in this offering are purchasing Class A Common Stock, while our largest shareholder has 100% of the Class B Common Stock. The two classes of stock are alike in all respects and have the same rights with the sole exception that the Class B Common Stock may elect a majority of the Board of Directors. See “Company Securities.”

Our directors and executive officers have significant influence on us and may exert this influence to affect decisions made by the Company and its stockholders.

Even if all of the Securities offered are sold, our executive officers and directors will hold in the aggregate approximately 76.9% of our Common Stock. These stockholders could be in a position to exercise significant influence and control over any decisions made by the Company and stockholders, including the election of directors or potential changes of control or ownership contests.

Our Board of Directors may unilaterally implement changes in our investment and financing policies that may affect the interests of our stockholders.

Our investment and financing policies, and our policies with respect to other activities, including growth, debt, capitalization, and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to stockholders or a vote of our stockholders. Accordingly, stockholders have no direct control over changes in our policies and changes in our policies may affect them.

The loss of key executive officers could have an adverse effect on us.

We are dependent on the efforts of our President, Captain Robert Mayne, and our Chief Operating Officer, Stephen Mayne. The loss of their services could have an adverse effect on our operations. We do not currently maintain or contemplate obtaining any “key man” life insurance on, our executive officers. None of these officers will devote all of their time to our business, although they expect to devote a substantial amount of their time to our business. See “Management.”

We are dependent on external sources of capital.

In order to achieve our business plan and to grow, we will need constant infusions of additional capital. We will need to fund our future capital needs, including capital for property development and acquisitions, from sources other than income from operations. We therefore will have to rely on third-party sources of debt and equity capital financing, which may or may not be available on favorable terms or at all. Our access to third party sources of capital depends on a number of things, including conditions in the capital markets generally and the market’s perception of our growth potential and our current and potential future earnings. Additional equity offerings may result in substantial dilution of stockholders’ interests, and additional debt financings may substantially increase our leverage. Further, there has been substantial turmoil in the financial markets and there is no assurance that we will be able to successfully access capital.

Risks in the Offering and the Securities

______

You will experience dilution.

Assuming the sale of all Securities offered as Common Stock, you will experience an immediate and substantial dilution of $0.99 per share, or approximately 99.0%, in the net book value of the shares of Common Stock acquired by you in this Offering and such conversion. Additional dilution to future net book value per share may occur if we issue additional equity securities in the future. See "Dilution."

You may experience dilution if we issue additional securities.

If we issue additional shares, you may find your holdings diluted, which if it occurs, means that you will own a smaller percentage of our company. Further, any issuance of additional securities to various persons or entities in lieu of cash payments will lead to further dilution.

We do not expect to pay dividends on our Common Stock.

We have never paid any dividends on our Common Stock. We have no plans to pay dividends on our Common Stock in the foreseeable future. Furthermore, the Company may issue Preferred Stock or other securities senior to the Common Stock, under terms which provide that no dividends shall be payable to holders of Common Stock unless and until all accrued cash dividends through the most recent past annual dividend payment date have been paid in full to holders of such senior securities. See "Dividend Policy."

No market may develop for the Securities.

No market may develop for the Securities. Purchasers may be unable to liquidate their investment.

The market price of our Common Stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering, there has not been a public market for our Common Stock. An active trading market for our Common Stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our Common Stock is not active. The initial public offering price for the shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market.

The market price of our Common Stock is likely to be volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including but not limited to the following:

•	adverse results or delays in exploration and salvage activities;

•	any inability to obtain additional funding;

•	any delay in selling the results of recovery operations, including litigation, or other issues;

•	failure to successfully locate and salvage wrecks;

•	failure to maintain our existing research or joint venture strategic collaborations or enter into new collaborations;

•	changes in laws or regulations applicable to our operations;

•	failure to meet or exceed financial projections we may provide to the public;

•	failure to meet or exceed the financial projections of the investment community;

•	the perception of the salvage industry by nations, the public, legislatures, regulators and the investment community;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us, our joint venture partners or our competitors;

•	disputes or other developments relating to salvage, recovery and ownership rights, including litigation matters;

•	additions or departures of key personnel, including management;

•	significant lawsuits, including stockholder litigation and litigation filed by us or filed against us;

•	if securities or industry analysts do not publish research or reports about our business or if they issue an adverse or misleading opinion regarding our stock;

•	changes in the market valuations of similar companies;

•	general market or macroeconomic conditions;

•	sales of our Common Stock by us or our stockholders in the future;

•	trading volume of our Common Stock;

•	reductions in the prices of salvaged materials that could reduce the overall market opportunity for our revenues;

•	the loss of one or more employees constituting our leadership team or one or more of our archivists; and

The nature of our business is inherently speculative and subject to wide fluctuations. In addition, treasure salvage companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Opt-in right for emerging growth company

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our shares may be subject to the “penny stock” rules, following such a reverse merger transaction which might subject you to restrictions on marketability and may not be able to sell your shares

If our Common Stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future. Failure to develop or maintain an active trading market for our Common Stock will have a generally negative effect on the price of our Common Stock and you may be unable to sell your Common Stock or any attempted sale of such Common Stock may have the effect of lowering the market price. Your investment could be a partial or complete loss.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock and may affect your ability to resell our Common Stock.

Our authorization of blank check preferred stock could be used to discourage a take-over transaction involving an actual or potential change in control of us or our management.

Our Articles of Incorporation authorize the issuance of up to 100,000,000 shares of preferred stock with designations, rights and preferences to be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized preferred stock, there can be no assurance that we will not do so in the future.

As a development stage company that is classified as a smaller reporting company and an “emerging growth company,” we may not be able to attract the attention of major brokerage firms.

Additional risks may exist as a result of our being a development stage company that is classified as a smaller reporting company and an emerging growth company. Security analysts of major brokerage firms may not decide to cover our business or our stock. No assurance can be given that brokerage firms will want to provide analyst coverage of our business or our stock in the future, which may result in less liquidity and lower trading prices for our shareholders.

If securities or industry analysts do not publish research or reports or publish unfavorable research or reports about our business, our stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market or our competitors. We currently have no research coverage by securities and industry analysts. If securities or industry analysts do not commence coverage of our company, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our stock, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, interest in our stock could decrease, which could cause our stock price or trading volume to decline.

We are subject to Sarbanes-Oxley, Dodd-Frank and the reporting requirements of federal securities laws, compliance with which can be expensive and time-consuming.

We are subject to a variety of provisions under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as the information and reporting requirements of the Exchange Act and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, the Dodd-Frank Act, and regulations promulgated under these statutes, will cause our expenses to be significantly higher than they would be if we had remained privately held and did not consummate this offering.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC.

We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are and we will remain an “emerging growth company”, as defined in the JOBS Act until the earliest to occur of (1) the last day of the fiscal year during which our total annual gross revenues equal or exceed $1 billion (subject to adjustment for inflation), (2) the last day of the fiscal year following the fifth anniversary of our initial public offering, (3) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (4) the date on which we are deemed a large accelerated filer under the Exchange Act.

For so long as we remain an emerging growth company as we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public

Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	submit certain executive compensation matters to shareholder non-binding advisory votes;

•	submit for shareholder approval golden parachute payments not previously approved; and

•

disclose certain executive compensation related items such as the correlation between executive compensation and financial performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation, when such disclosure requirements are adopted.

In addition, Section 102(b)(1) of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We cannot predict if investors will find our Common Stock less attractive because we may rely on some of these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

Sales of a substantial number of shares of our Common Stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

None of our existing shareholders have entered into lock-up agreements in connection with this offering that restrict the shareholders’ ability to transfer shares of our Common Stock, options, warrants or our other securities for a period of time after the effectiveness of the registration statement of which this Prospectus is a part. There is no restriction that limits the number of shares of our Common Stock that may be sold immediately following the consummation of this offering. Subject to certain limitations, including sales volume limitations with respect to shares held by our affiliates, substantially all of our outstanding shares prior to this offering will become eligible for sale immediately. Sales of shares by these selling shareholders could have a material adverse effect on the trading price of our Common Stock.

FINRA sales practice requirements may also limit your ability to buy and sell our Common Stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our Common Stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states in the future. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our Common Stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company particularly after we are no longer an “emerging growth company.”

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In addition after we are no longer qualify as an “emerging growth company,” as defined under the JOBS ACT we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire or contract for additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we only have four employees which results in a lack of segregation of duties and are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our Common Stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this Prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our Common Stock to decline, and we may be subject to investigation or sanctions by the SEC. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis.

However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30.

At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

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This Prospectus contains various "forward-looking statements." You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects," "may," "will," "would," "could," “should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled "Risk Factors." These forward-looking statements include, but are not limited to, statements about:

•	results or delays in exploration and salvage activities;

•	ability to obtain additional funding;

•	selling the results of recovery operations;

•	locating and salvaging wrecks;

•	maintaining our existing research or joint venture strategic collaborations or entering into new collaborations;

•	changes in laws or regulations applicable to our operations; and

•	our leadership team or one or more of our archivists.

USE OF PROCEEDS

_____

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders named in this Prospectus. All proceeds from the sale of the Common Stock will be paid directly to the selling stockholders.

DILUTION

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Our net book value as of June 30, 2014 was approximately $145,268 or $0.012 per share. Net book value per share represents the amount of our total assets less our total liabilities, divided by the number of shares outstanding. Purchasers in this Offering will experience an immediate dilution in net tangible book value of $0.99 per share.  The following table illustrates this dilution:

Offering price per Share	$1.00
Net book value per Share as of June 30, 2010	0.01
Increase per Share attributable to the Offering (1) (2)	0.00
Pro forma as adjusted net book value per Share after the Offering	0.01
Dilution of net tangible book value per Share to purchaser of Shares in the Offering	$0.99

(1) Before deduction of underwriting discounts, commissions and estimated Offering expenses.

(2) Does not include the effect of the issuance on August 28, 2014, in connection with an investment banking agreement, of warrants to purchase 252,250 shares of Class A Common Stock at $0.01.

SELECTED CONSOLIDATED FINANCIAL DATA

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You should read the following selected consolidated financial data together with the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this Prospectus. The consolidated statement of operations data for the years ended December 31, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the six months ended June 30, 2014 and the consolidated balance sheet data as of June 30, 2014 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this Prospectus. We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results to be expected in the future, and our unaudited interim results are not necessarily indicative of the results to be expected for the full year or any other period.

Consolidated Statement of Operations:
	Year Ended December 31,		Six Months Ended June 30, 2014
	2012	2013	(unaudited)

Revenue:	$109,808	$184,318	$44,175
Gain on sale of gold(1)	$51,465	$47,682	$-0-

Total revenue	161,273	232,000	44,175

Operating expenses:
Exploration and salvage expenses(2)	209,406	263,895	40,970
General, selling and administrative costs	88,606	116,434	106,102
Depreciation	17,677	26,500	41,042
Stock compensation expenses	11,500	8,970	36,142

Total operating expenses	327,719	415,799	224,256

Loss from operations	(166,446)	(183,799)	(180,081)

Net loss	$(166,646)	$(183,799	$(180,081)

Weighted-average number of shares used in computing net loss per share, basic and diluted(3)	11,468,500	11,907,500	12,727,000

Consolidated Balance Sheet Data:
	December 31,		June 30,
	2012	2013	2014
			(unaudited)
Cash and cash equivalents	$13,557	$67,863	$76,794
Working capital (deficit)	52,310	46,727	(395)
Total assets	309,395	789,810	757,699
Convertible notes	280,000	280,000	280,000
Accumulated deficit	(166,446	(350,245	(530,326)
Total stockholders’ equity	195,023	267,560	179,306

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

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The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this Prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this Prospectus, particularly in “Risk Factors.”

Overview

Our mission is to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide. We employ technology, including side-scan sonar, magnetometers, remotely operated vehicles (ROVs), and other advanced equipment that enables us to locate and salvage shipwrecks.  We intend to enter into relationships with governments and non-profit organizations to assist them in discovering and preserving their national heritage.

Our History

 We were incorporated on May 10, 2012 in the State of Florida. Our predecessor company was a sole proprietorship of Capt. Robert Mayne, operating in the salvage business for over 20 years.

Operational Overview

We are pursuing several salvage projects. In any of our projects, part of the recovery, usually 5% will be allocated to the salvage crew. Other portions may be allotted to direct investors in individual projects. In addition, we will receive only a portion of the recovery as the rest will be paid to others having rights in the shipwreck, including various governmental entities.

Copper Ore Recovery

We are recovering the cargo of a freighter torpedoed in World War II off the coast of Cape Fear, North Carolina. The ship lies in about 120 feet of water and contains high grade copper ore. Aqua Quest Copper Recovery will receive two-thirds of the proceeds of any salvage. The copper ore wreck salvage is being made under our admiralty claim. We will have to offer the salvaged material at an auction, giving 30 days notice. We are currently salvaging copper ore from this wreck. We intend to petition the court for the right to make an interim sale before salvage is completed in order to expedite our cash flow.

Honduras

We have signed an agreement with the Moskito Indians in the Gracia a Dios district of Honduras. Under the agreement, we will salvage sunken mahogany logs in the Patuca River. Thirty percent of the net income from this project will be paid to the Indians.  These mahogany logs were cut many decades ago and were sunken and lost in the river. These mahogany logs are considered to be valuable because the harvesting of mahogany trees is prohibited under Appendix II of Convention on International Trade in Endangered Species (CITES).  We are allowed to salvage these logs as they have already been cut. We have obtained a permit to import these logs into the United States. We must obtain a permit to export the logs, and this can only be obtained after we commence salvaging the logs.

Brooklyn

We have been searching for a pre-Civil War, non-military private U.S. Vessel. This ship sank while making a scheduled run off the Eastern United States. The ship was carrying substantial financial resources. We have acquired research on this vessel and we have the right to file an admiralty claim if we discover this wreck. We will receive 85% of any recovery. This wreck has the code name of “Brooklyn.”

The South China Sea – Three Rivers Project

Our director and archivist, Dr. Eugene Lyon, has located information on three ancient Spanish shipwrecks in the South China Sea. It is important to note that recovery of these wrecks is dependent on all of the risks of salvaging ancient shipwrecks. See “Risk Factors – Risks Related to Our Industry.” Dr. Lyon believes that the potential recovery from these three wrecks is twice that of the famous shipwreck the Atocha. We have agreed to pay the Legacy Salvage Group 15% of our recovery, if any. We have not yet obtained a governmental license for exploration and salvage.

The Dominican Republic

We have a joint venture with North Caribbean Research SA to explore and salvage along a 100 mile stretch of the Northern coast of the Dominican Republic known as the Treasure Coast. This area extends eastward from the Haitian-Dominican Republic border. North Caribbean has been operating in this are for the last 27 years and is awaiting renewal of their salvage permits.

The Schooner Wreck

The Schooner Wreck is our code name for an early 1800's wooden sailing schooner that sunk off the Georgia coast with a cargo of gold specie, estimated to be worth $10 to $15 million. We expect to start our survey in early October 2014. When the target is located, we will file an admiralty claim and start salvage, weather permitting. We will receive 90% of any recovery.

Results of Operations

Revenue

Our revenues are from the sale of salvaged items and for services performed for others on a contract basis, such as remote sensing investigations, mapping, and underwater exploration. We perform these services for select clients.

Our revenues increased from $109,908 in the year ended 2012 to $184,318 in the year ended December 31, 2013, reflecting increased demand for our services. Our revenues fell to $44,175 in the first six months of 2014, ended June 30, 2014, due to our vessel Aqua Quest and its crew being unlawfully detained in Honduras for 54 days.

We anticipate an increase in revenue in the last six months of 2014 from the sale of copper ore from the Copper Ore Wreck. We intend to petition the admiralty court for the right to make an interim sale before salvage is completed in order to expedite our cash flow.

Exploration and Salvage Expenses

Exploration and salvage expenses primarily include all costs within archeology, recovery, conservation, storage, research and marine operations which include all vessel operations. Exploration and salvage operations were $293,895 in 2013 as compared to $209,946 in 2012. The increase in exploration and salvage expenses primarily resulted from an increase in operations. Our exploration and salvage expenses fell to $40,970 in the first six months of 2014, ended June 30, 2014, due to our vessel Aqua Quest and its crew being unlawfully detained in Honduras for 54 days.

Assuming we are able to market the ore from the Copper Ore Wreck in 2014, we also anticipate a significant increase in exploration and salvage expenses in 2014.

General, Selling and Administrative Expenses

General, selling and administrative expenses primarily include all costs for executives, finance and accounting, legal, marketing and communications. General and administrative expenses were $116,434 in 2013 as compared to $88,606 in 2012. The increase primarily represented an increase in our operations. For the first six months of 2014, ended June 30, 2014, we incurred an increase in general, selling and administrative expenses due to legal and other expenses incurred in connection with our vessel Aqua Quest and its crew being unlawfully detained in Honduras for 54 days.

Assuming we are able to market the ore from the Copper Ore Wreck in 2014, we also anticipate a significant increase in exploration and salvage expenses in 2014.

Stock Compensation Expenses

Stock compensation expenses include stock based compensation paid to employees and consultants. Stock compensation expenses were $8,970 in 2013 compared with $11,500 in 2012. Stock compensation costs increased to $36,142 in the six months ended June 30, 2014. We have incurred $22,180 in stock compensations since June 30, 2014.

Provision for income taxes

No provision has been made for income taxes as we have not been profitable.

Liquidity and Capital Resources

Our principal sources of liquidity have been our cash and cash equivalents, sales of securities and gold owned by the Company, and cash generated from operations. Cash and cash equivalents and marketable securities consist primarily of cash on deposit with banks. Cash and cash equivalents and marketable securities totaled $76,794 as of June 30, 2014, an increase of $8,913 from December 31, 2013. Cash on hand totaled $76,794 as of June 30, 2014. Since then the Company has experienced a marked reduction in cash due to additional expenses from the unlawful detainment in Honduras and the expenses of reactivating salvage activities on the Copper Ore Wreck.  The Company is seeking to raise additional funds to increase its operations until the Company can obtain funds from the sale of copper ore. We intend to petition the court for the right to make an interim sale before salvage is completed in order to expedite our cash flow.

Convertible Note

In November 2013, we purchased three vessels pursuant to which we issued a two-year Secured Convertible Note in the original principal amount of $280,000 (the “Convertible Note”). The indebtedness evidenced by the Convertible Note bears interest at 2.5% percent per year. Principal and interest are payable at maturity. The Note may be converted into our Common Stock, at the option of the holder, at any time following issuance at a conversion price of $1.00 per share. The conversion price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. The Convertible Note is secured by the three vessels.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements in 2014 or in 2012.

Contingencies

We may be involved in claims, lawsuits, and proceedings arising from the ordinary course of our business. We record a provision for a liability when we believe that it is both probable that a liability has been incurred, and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. Such legal proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Commodity Recovery Financing

In 2013, the Company entered into financing arrangements whereby it obtained funds to finance recoveries of commodities, principally copper ore, and for other purposes. Under these contracts, the Company will repay these advances from 25% of the funds from the sale of the relevant commodities. These investors also received one share of Class A Common Stock for every dollar committed and the option to convert their right to receive funds into Common Stock. In connection with these financing arrangements, the Company obtained $237,500 and issued 237,500 shares of Class A Common Stock. Recently, the investors who invested most of these funds elected to convert the obligation into shares of Class A Common Stock.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risk, including changes to interest rates, foreign currency exchange rates and inflation. We do not believe these risks to be material.

Foreign Currency Exchange Risk

We do not expect changes in exchange rates will negatively affect our revenue and other operating results as expressed in U.S. dollars.

Interest Rate Sensitivity

Our cash and cash equivalents and marketable securities consist of cash. Changes in U.S. interest rates may affect the interest earned on our cash and cash equivalents and marketable securities and the market value of those securities.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition, or results of operations.

Seasonality

Some of the Company's operations are affected by weather in that the Company may have to terminate operations during the winter months in operations north of Florida. Additionally, bad weather may temporarily stop or adversely affect operations in any locale.

Stock-Based Compensation

Historically, for all periods prior to this initial public offering, the fair values of the shares of Common Stock underlying our share-based awards were estimated on each grant date by our Board of Directors. In order to determine the fair value of our Common Stock underlying option grants, our Board of Directors considered, among other things, contemporaneous valuations of our Common Stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Given the absence of a public trading market for our Common Stock, our Board of Directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including our stage of development; progress of our research and development efforts; and the lack of marketability of our Common Stock.

For valuations after the completion of this offering, our Board of Directors will determine the fair value of each share of underlying Common Stock based on the closing price of our Common Stock on the date of grant.

Common Stock Warrants

In December 2013, we issued warrants to purchase 125,000 shares of Common Stock with an exercise price of $2.00 per share to principals in a joint venture. We valued the warrants using the Black-Scholes option-pricing model. Due to the company being private and the exercise price of the warrants being $2.00 per share, we did not recognized any expense for the warrants. None of the warrants were exercised as of June 30, 2014. On August 28, 2014, in connection with an investment banking agreement, the Company granted to Midtown Partners & Co. LLC warrants to purchase 252,250 shares of Class A Common Stock at $0.01.

Trends and Contingencies, Interim Period

The Company continues to report net losses. This raises substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's continued existence is dependent upon several factors; including the ability to attain profitable business operations and generate a positive cash flow. Management plans to raise additional capital investment in the Company and it believes the necessary investment will be forthcoming within the next six month period. There can be no assurance that equity financings will be available to the Company in the future that will be obtained on terms satisfactory to the Company. In the event that the Company's efforts to obtain such financing prove unsuccessful, the Company may be required to abandon its current business goals and cease operations.

Net income was negative in 2012 and 2013 and for the six months ended June 30, 2013. The Company's operations were hampered in the first half of 2014 by the unlawful incarceration of the vessel Aqua Quest and its crew in Honduras for a period of 54 days. The Company has since resumed operations, principally the salvage of copper ore. We expect that with the recovery and sale of the ore from the Copper Ore Wreck we will have positive net income for 2014 as a whole.

Implications of and Elections Under the JOBS Act

As a company that had gross revenues of less than $1.0 billion during its last fiscal year, we are an "emerging growth company," or an "EGC,"as defined in the JOBS Act. We will retain that status until the earliest of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion (as indexed for inflation in the manner set forth in the JOBS Act) or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our shares pursuant to an effective registration statement under the Securities Act; (iii) the date on which we have, during the previous 3-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer," as defined in Rule 12b-2 under the Exchange Act or any successor thereto.

As an EGC, we are relieved from certain significant requirements:

•       we may elect to not comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, but instead disclose the more limited information required of a "smaller reporting company";

•       we are exempt from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley

Act of 2002; and

•       the JOBS Act will also exempt us from the following additional  compensation-

         related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by ….....Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the ….....Exchange Act relating to shareholder advisory votes on "golden parachute"

         compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1) of the

         Dodd-Frank Act, which will require disclosure as to the relationship between the ….....compensation of the Company's chief executive officer and median employee pay.

Further, section 102(b)(1) of the JOBS Act provides that, as an EGC, in any other registration statement that we file with the SEC, we need not present selected financial data prescribed by the SEC in its regulations for any period prior to the earliest audited period presented in connection with our initial public offering.

The JOBS Act also permits EGCs to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period is irrevocable.

Letter from Our Founder

Capt. Robert H. Mayne, Jr.

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Dear Investor,

Before making a decision to invest in our company, you should know that we have many exciting developments recently.

Our heroic victory over the unlawful detention in Honduras continues to pay us big benefits even beyond the massive international publicity we received. It was also good to have support from Vice President Biden, Senator Marco Rubio, our local congressman, Gus Bilirakis and Pennsylvania Congressman Mike Fitzpatrick. We had vital local support from the family of the former President of Honduras, and they continue now as our official local representatives in Honduras. As I write this I have been invited to return to Honduras for meetings at the Presidential palace. We intend to return shortly.

As I write this we are using our proprietary ore hound device to salvage $3 million in copper ore. This will give us a profit for the year and a war chest to expand work on other valuable sites.

We believe that the more you learn about our company, the more you will understand that our success is in large part due to the world-class talent that we have on our team. The more you see what our team is doing, the more you just have to get involved.

We believe that it is easy to realize that the conventional "treasure hunting business" is a dysfunctional business model. First, and foremost, while experienced treasure hunters can find valuables under the sea, the history and significance of these archaeological treasures are often destroyed.

Second, the probability of locating, recovering, marketing and making a profit within an allocated budget is extremely difficult. Even if you are successful in finding and salvaging a wreck, it may take years to get governmental approval and endless court battles over ownership. In the meantime, the lack of cash flow has crippled many other companies.

This is why we take a totally different and unique approach. Looking at our six different profit centers causes you to see that these are designed to protect archaeological heritage while generating steady positive cash flow:

First, we will salvage modern cargo ships. The copper ore wreck we are salvaging today is a good example. It is in 120 feet of water, sank in the early 1900's with a cargo of high grade copper ore. We believe there may be 4,000 tons of ore with a current market value of $1,300 per ton. We have recovered around 50,000 pounds of ore to date.

We have located several other extraordinarily valuable targets of a similar nature and will be starting work on a new one shortly, the Schooner Wreck. This year we were closing in on the Brooklyn and as soon as weather permits we will continue to work on it next year. Our reputation with archivists for searching and salvaging competence and our reputation for keeping our agreements in good faith are such that we are often first to see many important projects. We know it is easy to imagine what this means for our future prosperity.

Second, we will film and research the history of these wrecks for the purpose of producing documentary films. We have a list of about 20 shipwrecks, modern and colonial era, that would make compelling and fascinating TV shows. In addition Dr. Baer will be producing a book or monograph for each wreck site. We are in discussions with several TV producers right now.

Third, we will engage in cultural tourism. Dr. Robert Baer is compiling a mini-course in "Diver Archeology". This will be a seven day course in classroom and underwater settings, learning the basic principles of remote sensing, excavation, recovery and conservation of artifacts.

Fourth, we will encourage education. We have formed a strategic alliance with Florida Institute of Technology in Melbourne, Florida. FIT's Oceaneering Department will test and operate ROV's (remote operated vehicles) on board the Aqua Quest with students. FIT is now using one of our vessels in its courses. We plan to offer an advanced course to commercial divers on underwater archeology as well as mini-courses in diver archeology as part of our cultural tourism program.

Fifth, we will offer museum displays. We eventually plan both land based museums as well as a 120 foot replica of a galleon designed as a floating, traveling, museum.

Sixth, we will soon start salvaging sunken mahogany logs in Honduras. As new logs may not be cut and Honduran mahogany is the finest in the world, we expect this to be a major and steady profit center with as much as $500,000 per month in free cash flow while greatly benefiting the impoverished local Miskito Indians. The supply of this mahogany is so large that it would take many decades to use up. Clearing the river of these sunken logs will also benefit the environment. Clearing the logs will allow new traffic and trade on the river that will help local economic development.

Our six profit centers will complement and enhance each other. For example the TV show will generate the interest and the enrollment for the Diver Archeology course and for our museums.

We believe that our modern cargo and sunken log salvage will give us a very positive cash flow and allow us to accelerate our expansion as we mine our inventory of highly valuable historic wrecks.

We have gathered a very strong crew: Dr. Robert Baer is our Marine Archaeologist. An Oxford-educated archaeologist, he has participated in over 200 expeditions. Fredrick Horgan is our remote sensing specialist. When the U.S. Navy cannot find it underwater, they call Rick. Dr. Eugene Lyon is a director and our archival researcher. He is famous for finding the record breaking Atocha wreck for Mel Fisher. Dr. Lyon has agreed to serve on our Board of Directors, which is a first for him, and he has given us proprietary research on three ships with several times the manifested cargo of the famous Atocha.

Thus, it is easy to realize that we have a world class team here. We look forward to revolutionizing the art of locating, recovering and displaying archaeological treasures in a profitable and responsible manner. Years from now, we believe that you can look back and see that Aqua Quest was once again leading the way. This is the team that we invite you now to join, one that we can all be proud of.

Sincerely,

Capt. Robert H. Mayne, Jr.

BUSINESS

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Aqua Quest International, Inc. – Our Company

We incorporated Aqua Quest International, Inc. in Florida on May 10, 2012 to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide. Our predecessor company was a sole proprietorship of Capt. Robert H. Mayne, Jr., operating in the salvage business for over 20 years.

We employ technology, including side-scan sonar, magnetometers, remotely operated vehicles (ROVs), and other advanced equipment that enables us to locate and salvage shipwrecks and natural resources. We also provide underwater search and salvage services to third parties.

We intend to enter into relationships with governments and non-profit organizations to assist them in discovering and preserving their national heritage.

Our offices are located at 719 Pent Street, Tarpon Springs, Florida 34689, our telephone number is (727) 743-6008, and our website is http://www.AquaQuestInternational.com. The materials on our website are not incorporated into this Prospectus.

Our Process

We start with archival research from historical records and academic materials to establish potential target sites for search operations. We then engage in exploration of those sites. If and when a target site is identified, we undertake an archaeological pre-disturbance survey and finally excavation of the site. The excavation phase is followed by conservation, recording, documentation and commercial monetization under established Admiralty Law or contract with sovereign nation governments.

We will assist archaeologists, national historical organizations, and others to preserve and experience the artifacts we recover.

We intend to record and share our salvage and recovery efforts on television, the Internet, and in museums and traveling exhibits in the United States and other countries.

Project and Research Criteria

We focus on salvaging sites that we believe to be profitable, including so-called “modern” wrecks. We consider modern wrecks to be less than 100 years old.

Our research may focus on a particular search area where historical documents suggest recorded and unrecorded high-value targets may rest due to the proximity of shipping routes frequented by vessels carrying rich cargoes.

We begin by targeting a specific shipwreck. We perform the research necessary to evaluate the potential value, location and likelihood of finding the wreck. In doing so, we may rely on research information from others. Research is also necessary to establish the historical significance of the sunken ship and helps define the context in which the ship sank which is essential for preparing an archaeological project plan and the complex logistics that precede excavation of a site.

We evaluate a shipwreck's potential in terms of the monetary and historical value of its cargo. Targeted shipwrecks typically carry valuable cargo including, gold, silver, jewels, minerals or other high value items. We may also target shipwrecks purely for their historical or scientific value.

We will consider if we can obtain sufficient legal rights to a wreck to warrant operations. We will consider conflicting claims that may be pressed by nations, including the nation where the wreck is located and the nation that owned the ship involved. Insurance companies may also have rights to wrecks. If the ship is outside territorial waters, there may be conflicting admiralty claims.

We research information on the location of the shipwrecks. This information will assist us in locating the wreck and minimize the cost and time involved to find the wreck.

Once we begin operations, we typically will search for a shipwreck using side scan sonar. Side scan sonar locates anomalies in the ocean floor. We may also survey a site visually by using aircraft. When interesting anomalies are located, we may survey them with a magnetometer that indicates the ferrous metal content of the site. The magnetometer will not respond to gold or bronze. If the magnetometer survey is positive, we may send divers to inspect the site. If the site is too deep to send divers, we may use a remotely operated submersible vehicle (ROV).

Once a shipwreck is located, we will begin archaeological excavation and recovery operations. We will use positioning systems, cameras and specialized computer hardware and software to carefully record the location of artifacts in situ and to document the entire archaeological process as the artifacts are recovered from a shipwreck site.

Recovery

As one of our goals is to preserve the archaeological values of our shipwrecks, we will take great care in recovering artifacts. Many of these artifacts have been damaged by hundreds of years of immersion in salt water. Metal corrodes and organic material, such as fabric and leather may disintegrate. When we have recovered such objects, they must be treated to survive and maintain their integrity. This treatment can take as long as several years in some cases.

Sharing the History and the Cultural Heritage

We believe there is a great public interest in shipwrecks and sunken treasure. Pirates particularly captivate public attention. There are great values in the historical and archaeological artifacts we will recover. We intend to make use of various forms of media to make our work and the artifacts we discover available to historians and the public at large. We intend to offer the public the opportunity to spend a week on our salvage vessels and dive on our wrecks under our supervision.

We eventually intend to establish one or more museums, floating exhibits that travel to various locations, as well as publishing books, articles, and content on the Internet. These museums and floating exhibits may be operated in cooperation with the country where the shipwreck was located to exhibit their national heritage.

We are targeting television programming aimed at the Smithsonian, History2 TV Channel, the National Geographic Channel, and the Discovery Channel. These programs may include a reality program showing the salvage efforts or items recovered and a historical documentary on the wreck.  We do not intend to sell our film rights.

To the extent possible, we will sell artifacts to collectors and the general public with certificates of authenticity. We may also sell replicas.

Archeology and Science

Many of the shipwrecks we intend to pursue may have important historical and cultural characteristics. All historically or archaeologically significant projects undertaken will be subjected to stringent archaeological standards, thus adding to the body of knowledge of the people, the history and culture of the vessel’s time. Adherence to these principles is a core value of the Company, and in addition to satisfying professional international standards, we believe they will enhance shareholder value by increasing the economic value of the artifacts and intellectual property rights of each project.

Our Operational Projects and Their Status

In any of our projects, part of the recovery, usually 5% will be allocated to the salvage crew. Other portions may be allotted to direct investors in individual projects. In addition, we will receive only a portion of the recovery as the rest will be paid to others having rights in the shipwreck, including various governmental entities.

We will attempt to prioritize our sunken ship projects according to the expense and ease of recovery. Generally, the difficulty of salvaging a sunken ship will increase exponentially as the depth of the wreck increases. We will not attempt to salvage wrecks deeper than two hundred feet. A depth of one hundred feet or less is optimal for salvage. We estimate the cost of salvaging a major wreck at about $750,000 per year. If less than twice that amount can be recovered, we will not attempt to salvage a wreck.

Copper Ore Recovery

We are currently recovering the cargo of a freighter torpedoed in World War II off the coast of Cape Fear, North Carolina. The ship lies in about 120 feet of water and contains high grade copper ore. Aqua Quest Copper Recovery will receive two-thirds of the proceeds of any salvage. The copper ore wreck salvage is being made under our admiralty claim. We will have to offer the salvaged material at an auction, giving 30 days notice.

Honduras

We have signed an agreement with the Moskito Indians in the Gracia a Dios district of Honduras. Under the agreement, we will salvage sunken mahogany logs in the Patuca River. Thirty percent of the net income from this project will be paid to the Indians.  These mahogany logs were cut many decades ago and were sunken and lost in the river. These mahogany logs are considered to be valuable because the harvesting of mahogany trees is prohibited under Appendix II of Convention on International Trade in Endangered Species (CITES).  We are allowed to salvage these logs as they have already been cut. We have obtained a permit to import these logs into the United States. We must obtain a permit to export the logs, and this can only be obtained after we commence salvaging the logs.

Brooklyn

We are searching for a pre-Civil War, non-military private U.S. Vessel This ship sank while making a scheduled run off the Eastern United States. The ship was carrying substantial financial resources. We have acquired research on this vessel and we have the right to file an admiralty claim if we discover this wreck. We will receive 85% of any recovery. This wreck has the code name of “Brooklyn.”

The South China Sea – Three Rivers Project

Our director and archivist, Dr. Eugene Lyon, has located information on three ancient Spanish shipwrecks in the South China Sea. It is important to note that recovery of these wrecks is dependent on all of the risks of salvaging ancient shipwrecks. See “Risk Factors – Risks Related to Our Industry.” Dr. Lyon believes that the potential recovery from these three wrecks is twice that of the famous shipwreck the Atocha. We have agreed to pay the Legacy Salvage Group 15% of our recovery, if any. We have not yet obtained a governmental license for exploration and salvage.

The Dominican Republic

We have a joint venture with North Caribbean Research SA to explore and salvage along a 100 mile stretch of the Northern coast of the Dominican Republic known as the Treasure Coast. This area extends eastward from the Haitian-Dominican Republic border. North Caribbean has been operating in this are for the last 27 years and is awaiting renewal of their salvage permits.

The Schooner Wreck

The Schooner Wreck is our code name for an early 1800's wooden sailing schooner that sunk off the Georgia coast with a cargo of gold specie, estimated to be worth $10 to $15 million. We expect to start our survey in October 2014. When the target is located, we will file an admiralty claim and start salvage, weather permitting.

Legal and Political Issues

Our work is affected by numerous legal and political considerations. The shipwrecks we salvage may be subject to valid or contested claims governments, private concerns or insurance companies. We intend to do a stringent legal study on each project. We may negotiate contracts with the owners of ship, insurance companies or various governments to minimize litigation risk.

We intend to comply with all treaties, laws and regulations of relevant territorial and national entities. These considerations must be resolved prior to operations.

These factors are taken into account in determining whether to proceed with a project as planned. Other factors, such as the UNESCO Convention for the Protection of Underwater Cultural Heritage, are also taken into consideration. New political initiatives such as this Convention could require compliance with additional cultural resource management guidelines and regulations. Some of these will require adherence to strict archaeological practices and we intend to follow reasonable guidelines in all projects to which they are applicable.

The UNESCO Convention is not expected to impact operations in international waters, and the United States, the United Kingdom and other major maritime governments have already stated explicitly that they do not intend to sign the Convention. Nevertheless, some countries in whose waters we may consider working may sign or have already signed the Convention. While the UNESCO Convention states that artifacts may not be sold, it also states that this prohibition may not prevent the provision of archaeological services, and we intend to provide such services in contracts with governments.

We believe there will be increased interest in the protection of underwater cultural heritage throughout the oceans of the world. We are uniquely qualified to provide governments and international agencies with resources to help manage these resources while providing the public with educational, scientific, historical and entertainment initiatives that originate from our shipwreck exploration activities.

Competition

There are a number of companies that publicly identify themselves as engaged in aspects of the shipwreck business and may compete directly or indirectly with us. These entities include, but are not limited to Odyssey Marine Exploration Inc., Blue Water Ventures, Mel Fisher’s Treasures, Deep Blue Marine, Marine Exploration, Inc., Oceanic Research and Recovery, Seafarer Exploration, Deep6 Ltd., Sub Sea Research and UnderSea Recovery Corporation.

Cost of Environmental Compliance

With the exception of vessel operations and conservation activities, our general business operations do not expose us to environmental risks or hazards. We intend to carry insurance that provides a layer of protection in the event of an environmental exposure resulting from the operation of our vessels. The cost of such coverage is minimal on an annual basis. We believe the risk associated with our conservation activities is minimal.

Seasonality

Some of the Company's operations are affected by weather in that the Company may have to terminate operations during the winter months in operations north of Florida. Additionally, bad weather may temporarily stop or adversely affect operations in any locale.

Strategic Partners

Florida Institute of Technology. We have entered into a strategic relationship with the Florida Institute of Technology (FIT). FIT’s students are developing a remote operated vehicle that we may use in underwater salvage. We have the right to designate our vessels as official Florida Institute of Technology Research Vessels. Our Dr. Baer has been teaching at FIT. We may establish similar programs with other institutions of higher learning.

Our Vessels and Equipment

We own the vessel Aqua Quest, a steel hulled, 61 foot, 89 gross ton exploration and salvage vessel that has been independently appraised at $250,000. We have purchased four additional vessels, the North Star, 78 feet in length, the Kristen, 53 feet in length, the Gulfcoast, 65 feet in length, and one 34 foot sloop and one 30 foot sloop.

Our equipment includes a Marine Magnetics "Sea Spy" magnetometer, 4 pulse induction metal detectors, two Bauer Scuba compressors, full array of scuba tanks, regulators and assorted dive gear, two venturi digging systems with jet pumps and full inventory of tools, welders, cutting torches (above and under water). We own a 2001 Toyota pickup truck and 2005 Honda motorcycle for trips in country. We have designed and built specialty underwater salvaging systems for the "copper ore" recovery. We own five underwater video cameras and an underwater Kirby Morgan band mask with voice communication system.

Employees

As of June 30, 2014, we had ten employees, including officers and directors and independent contractors. We believe that we have been successful in attracting experienced and capable personnel. All of our employees have entered into agreements with us requiring them not to compete or disclose our proprietary information. Our employees are not represented by any labor union. We believe that relations with our employees are excellent.

Facilities

At present, we have our offices at 719 Pent Street, Tarpon Springs, Florida 34689, under an informal arrangement with its President. Our telephone: (727) 743-6008.

MANAGEMENT

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After the completion of this Offering, we intend to appoint independent directors. The following persons now serve as our officers and directors:

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of June 30, 2014:

Name	Age	Title
Capt. Robert Mayne	61	Chairman and Treasurer
Stephen Mayne	51	Chief Operating Officer and Director
Dr. Eugene Lyon	85	Director
Dr. Robert Baer	72	Director of Archeology and Cultural Resource Management
Stephanie Previch	46	Chief Administrative Officer and Corporate Secretary

Captain Robert Mayne

Capt. Robert Mayne holds a 100-ton Masters License from U.S. Coast Guard and has over twenty five years-experience in shipwreck salvage and archaeological exploration. Since 1977 Capt. Mayne has also held a multi-engine aircraft pilots license. From 1996 to 2009 Bob was a Project Manager for North Caribbean Research (NCR), an archaeological recovery company holding ‘research and exploration’ permits from the government of the Dominican Republic. While working for NCR, Bob Mayne was instrumental in the recovery of experimental and rare nineteenth century cannon (carron guns) that were discovered near the small town of Buen Hombre on the north coast of the Dominican Republic. Several of these guns, now conserved, reside in the Faro Colon Museum in Santo Domingo, RD. Capt. Mayne has been President of the Company and its predecessors for the last five years or more. Capt. Mayne is a native of Cape Cod, Massachusetts, and has a life-long love of seafaring and exploration. As a 16 year old, Bob discovered a 150 pound bronze ships bell, cast by Henry M. Hooper of Boston, an apprentice of Paul Revere. Capt. Mayne is the brother of Stephen Mayne.

In 1984, Capt. Mayne plead guilty to charges relating to the smuggling and distribution of marijuana. Capt. Mayne has not engaged in any such activities since. The Company has a policy against drugs on its premises and vessels. Capt. Mayne has sold the rights to his story during this period to screenwriter William Simon who has drafted a movie script and a book initially entitled “Reckless” based on these events. Movie producer Alan Kauffman has indicated his interest in producing a movie based on this story. The Company has no rights in this story.

Stephen Mayne – Chief Operating Officer and Director

Stephen Mayne is an experienced diver and ocean explorer from Cape Cod, Massachusetts who has spent numerous hours aboard and below the MV Aqua Quest in the Dominican Republic, Florida and the Bahamas on various projects locating, salvaging and carefully preserving shipwrecks and their artifacts. In addition, Mr. Mayne is a Master Electrician and NICET level IV Fire Alarm System Engineer who has spent many years traveling worldwide for Government Fire Alarm, Security, Electrical and CCTV projects. As a Project Manager, Quality Control Officer, System Designer, System Programmer and Safety Officer he created and maintained an efficient and safe workplace ensuring proper compliance within the OSHA standards and guidelines. He is proficient in all phases of Project Management from inception to completion. Mr. Mayne has frequently served as primary on-site Project Representative interfacing with government and project officials to insure that every aspect of the project was completed on time, within budget, and met superior quality and safety standards. Stephen Mayne is the brother of Robert H. Mayne, Jr.

Eugene Lyon, Ph.D., Director

Dr. Gene Lyon is a noted and well respected shipwreck historian and archivist. Dr. Lyon received his Ph.D. from the University of Florida and later published his doctoral dissertation on Pedro Menendez de Aviles with the University of Florida Press, entitled, The Enterprise of Florida: Pedro Menendez de Aviles and the Spanish Conquest of 1565-1568. Lyon’s research in the Archives of the Indies in Seville led to his later relation with Mel Fisher and Treasure Salvors Inc. The research of Gene Lyon led Mel Fisher to the location of the famous Atocha and Santa Margarita shipwrecks in the Marquesas Keys, southwest of Key West, Florida.

Dr. Robert H. Baer – Chief Archeologist and Director

Dr. Baer us a Registered Professional Archaeologist (RPA). He has authored three books on maritime archeology and has participated in over 20 archaeological projects in the last ten years. He has a Graduate Diploma and the Master of Studies (MSt) degree in Professional Archeology from the University of Oxford, U.K, and a Master of Arts degree in Archeology and Heritage from the University of Leicester, U.K. He has conducted both marine and terrestrial environments specializing in Compliance Archeology. He is a graduate of Georgia Military College and served as an infantry officer in the U.S. Army. He is a graduate of the Center for Advanced International Studies, University of Miami (M.A., Asian Studies) and holds a Doctorate in Public Administration (DPA) Public Policy from Nova Southeastern University. where he wrote his dissertation on the history of Cultural Resource Management in Florida.

Dr. Baer also performed archaeological and cultural resource services for Mel Fisher’s, Treasure Salvors, Key West, Florida and Sea Hawk Deep Ocean Research, Tampa, Florida. Dr. Baer has published over 200 archaeological research studies that have been submitted to Government Agencies and Ocean Engineering Corporations. Bob was the project archaeologist for The Jupiter Historic Shipwreck project, and has published a history of the project entitled, The Last Voyage of the San Miguel de Archangel. Bob also researched and wrote The Last Voyage of the S.S. Copenhagen a historic shipwreck lost off Pompano Beach, Florida in 1900. The S.S. Copenhagen shipwreck is now a State of Florida Underwater Archaeological Preserve.

Stephanie Previch – Chief Administrative Officer and Corporate Secretary

Ms. Previch is a corporate executive with over 15 years of experience in business development, management, and compliance. For the last six years, Ms. Previch has been a business consultant and coach to executive clientele and traveled with Indycar as a part of a series sponsorship and private performance coach to some of the drivers. Ms. Previch was formerly employed as the Chief Brand Officer for Health and Wellness Management where she was a key member of the executive team in charge of business development and brand strategies for this nutraceutical and nutrition company. Formerly, she served as Vice President of the not for profit, Wellness and Healing Paths Inc., and served as her homeowners association President for five years where she led and completed negotiations for a funded reconstruction of the neighborhood's front entrance by Hillsborough County involving a six lane widening of the road. Ms. Previch has a Certification as a Master Practitioner of Neuro-Linguistic Programming.

Board Composition and Election of Directors

Our board of directors currently has three members. We expect that upon the closing of this offering, our Board of Directors may be expanded to five directors. In accordance with the terms of our amended and restated articles of incorporation and third amended and restated bylaws that will become effective upon the closing of this offering, our Board of Directors will be divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Upon the closing of this offering, the members of the classes will be divided as follows:

•	the class I director is Stephen Mayne, and his term will expire at the annual meeting of shareholders to be held in 2015;

•	the class II director is Dr. Eugene Lyon, and his term will expire at the annual meeting of shareholders to be held in 2016; and

•	the class III director is Capt. Robert Mayne, and his term will expire at the annual meeting of shareholders to be held in 2017.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of shareholders in the year in which their term expires. Our amended and restated articles of incorporation that will go into effect immediately prior to the closing of this offering will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. See “Company Securities.”

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers, except that Capt. Robert Mayne and Stephen Mayne are brothers.

Board Composition

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of three members. Our current directors will continue to serve as directors until their resignations or until their successors are duly elected by the holders of our Common Stock.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics will be posted on the Investor Relations section of our website and is filed as an Exhibit to this Prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in filings under the Exchange Act.

Advisory Board

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The following persons have agreed to serve as advisors to the Company:

Frederick “Rick” Horgan – Remote Sensing Legend

Mr. Horgan is Aqua Quest's Remote Sensing Specialist. Mr. Horgan is a veteran of the U.S. Navy where he began his legendary career as a specialist in the use of magnetometry, side-scan sonar, and sub-bottom profiling systems. Following his service in the navy Rick began to perform remote sensing investigations for government agencies, and ocean engineering firms, and founded his own remote-sensing services corporation, Sonnographics Inc., Fort Lauderdale, Florida. Mr. Horgan has worked in the field with our archaeologist Dr. Bob Baer on projects that include the S.S. Copenhagen shipwreck, and the discovery of important sunken cultural resources in the Florida Keys, National Marine Sanctuary in the Kirby Rose Admiralty Arrest Area. He has also located space capsules for NASA, and sunken ships and aircraft for the United States Navy, and United States Coast Guard. Most recently Mr. Horgan has worked with Capt. Mayne and Dr. Bob Baer in the Bimini Islands, Bahamas, carrying out research on a sunken site associated with the famous and enigmatic Bimini Road sunken site.

Terry Armstrong – Web Manager and Geographic Information Systems

Mr. Armstrong is our Web Manager and Geographic Information Systems (GIS) mapping expert. Mr. Armstrong has over twenty-five years of experience in the management of information systems, data systems and GIS systems. In his early career he worked as an industrial diver in the Gulf of Mexico, and later worked as a salvage diver along Florida’s Treasure Coast. Terry is the publisher of Signum Ops Books, Merritt Island, Florida; a maritime publisher. Along with Tommy Gore, a former Marine Agent of Florida’s State Board of History and Archives, Terry and Tommy co-authored Rainbow Chasers, a memoir of Gore’s experiences monitoring the early days of the Florida treasure industry. Armstrong has also worked as a records manager with the Monroe County Florida, Sheriff’s Department and as the GIS administrator for the Brevard County, Florida, Property Appraisers Office.

Michael McCabe – Cinematographer

Michael McCabe was born in Woodstock New York.  He received a degree in Environmental Science in New York and began graduate studies in Marine Biology.  His photography career began in Miami, where started working as a fashion photographer for publications such as ELLE magazine.  His work in fashion took him to Central and South America.  He made a name for himself shooting covers for magazines in far off locations. In recent years, Michael has transitioned into the motion picture industry as a director and cinematographer.  He enjoys shooting in remote and hostile locations.  He works and travels extensively in Africa, Central and South America as well as the Galapagos Islands.  His projects have ranged from a war documentary filmed in the Congo and post-earthquake health in Haiti to films to films about Surfing and The Iron Man race. Michael is represented for both the print and motion picture industries and is based in New York City.

Mark Allender -- Historian and Archival Researcher

Mr. Allender is Florida native from the Tampa Bay area. He inherited his love of the sea and all things nautical, including the interest in sunken ships. Previous generations of his family built ships and yachts, sailed in the merchant marine, and competed in the Tampa Bay to Havana boat races using the night sky as primary navigational aid.

Mr. Allender has a B.S. and M.A. degree in Anthropology from the University of Florida. His academic concentration included the history and archeology of Spanish colonial Florida, and the maritime history of 16th century Spain. Mr. Allender completed his master’s thesis, Sixteenth-Century European Contact Sites along the Florida Gulf Coast, which examined how Spanish shipwrecks had far greater impact on Native Americans living on the Florida Gulf coast than generally had been supposed.

As part of his graduate studies, Mr. Allender completed Spanish paleography and advanced research classes under the direction of Bruce Chappell, a leading expert on Spanish archives. He also studied under Dr. Gene Lyon, an internationally respected and recognized authority on Spanish colonial and maritime history. In 2000, Mr. Allender assembled and directed a team of professional archival researchers in Seville, Spain as part of a project to compile archival documentation of 16th and 17th century Spanish ship losses.

His research company, Altamar Explorations LLC, was formed soon after his archival project in Seville in order to provide private sector groups with research data on lesser known ship losses. Since then he has co-ventured on several shipwreck projects, primarily in the North Atlantic, providing re-navigation analyses and assisting with remote sensing operations.

Brandon Josef Szinavel – Archivist

Brandon Josef Szinavel is a partner in the Legacy Salvaging Group with Dr. Eugene Lyon. He has worked with Dr. Lyon since 2000.  In 2009 Mr. Szinavel worked on a gold chalice which had a coat of arms on the bottom inside of the chalice to help identified the owner to it. The chalice was found off the shipwreck the Santa Margarita which the Mel Fisher group found. Szinavel and Dr Lyon were able to identify the owner to the chalice. In 2012 Szinavel and Doctor Eugene Lyon wrote an article that is in included in the new book The Voyages of Ponce de Leon: Scholarly Perspectives (FHS Press) compiled and edited by James Cusick and Sherry Johnson. In 2014 Mr. Szinavel identified Spanish exiles and those who ran away and made it to the southern South China Sea and found their ancestry in Spain. Dr Lyon and Szinavel are currently co-authoring a book. In 2006, Mr. Szinavel and others, including Dr Lyon, created Legacy Salvaging Group. He has worked on the lawsuits of the heirs of Christopher Columbus, and the genealogy, heraldry, titles of notable conquistadors. He has been working from 1999 to present with colonial Spanish families in Puerto Rico. Mr. Szinavel have been working on over 48 thousand names. Mr. Szinavel worked together with members of the Instituto Dominicano de Genealogía on Spanish families who settled in the island of Hispanola from 1496-1820s. First with working together on the genealogy of Adeltando Don Pedro Menéndez de Avilés’s genealogy and kin, parish records in the Dominican Republic, Mexico, Puerto Rico, the South China Sea, Saint Augustine, Florida, South America, as well as military, titles, knighthoods and the records in the Archives of the Indies in Seville.

Jorge Lobo – Honduran Representative

Mr. Lobo has 24 years of experience managing his family's cattle and farming ranch in Honduras. He has a B.S. Degree in Agriculture from Southeastern Louisiana University. Mr. Lobo has worked for numerous businesses in Honduras. His family ranch of one of the largest businesses in the country. Mr. Lobo is experienced in working with governmental agencies and regulations in Honduras, including environmental regulations

EXECUTIVE COMPENSATION

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Employment Agreements

In 2012, Captain Robert Mayne, Stephen Mayne, and Dr. Eugene Lyon have entered into employment agreements with the Company for a term of five years. Pursuant to these employment agreements, they have agreed to devote a substantial portion of their business and professional time and efforts to our business as our President and Treasurer, Chief Operating Officer and Director, respectively. The employment agreements provide that each employee shall receive a salary determined by the Board of Directors commensurate with the development of the Company. Each may be entitled to receive, at the sole discretion of our Board of Directors or a committee thereof, bonuses based on the achievement (in whole or in part) by the Company of our business plan and achievement by the employee of fixed personal performance objectives.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the terms of such employment agreements and one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company at any time.

The following is a discussion and analysis of compensation arrangements of our key executive officers. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our key employees for fiscal year 2013 were as follows:

•	Captain Robert H. Mayne, Jr., Chairman of the Board, President, and Treasurer

•	Stephen Mayne, Chief Operating Officer and Director

•	Eugene Lyon, Director, and

•	Dr. Robert Baer, Director of Archeology and Cultural Resource Management.

Summary Compensation

The following table shows information regarding the compensation of our named executive officers for services performed in the years ended December 31, 2012 and 2013 and the six months ended June 30, 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($)	Total ($)
Capt. Robert H. Mayne, Jr., Chairman, President, and Treasurer	2012	$-0-	$-0-	-0-	$-0-	$-0-
	2013	-0-	-0-	-0-	-0-	-0-
	To June 30, 2014	-0-	-0-	-0-	-0-	-0-
Stephen Mayne, Chief Operating Officer	2012	-0-	-0-	2,000	-0-	2,000
	2013	-0-	-0-	-0-	-0-	-0-
	To June 30, 2014	$4,000	-0-	-0-	-0-	$4,000
Dr. Eugene Lyon, Director	2012	-0-	-0-	2,000	-0-	2,000
	2013	-0-	-0-	-0-	-0-	-0-
	To June 30, 2014	-0-	-0-	-0-	-0-	-0-
Dr. Robert Baer, Chief Archaeologist and Director	2012	$18,000	-0-	2,000	-0-	20,000
	2013	21,500	-0-	-0-	990	22,490
	To June 30, 2014	12,500	-0-	-0-	-0-	12,500

(1)

Amount represents the grant date fair value of stock granted during the years 2012 and 2013 as calculated in accordance with the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee. See Note 6 of the audited consolidated financial statements included in this Prospectus.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table sets forth all outstanding equity awards held by each of the named executive officers as of June 30, 2014.

	Stock Awards Under the Management Stock Bonus Plan
Name	Shares Awarded (1)	Number of Shares of Stock That Have Vested as of June 30, 2013	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Dr. Robert Baer	50,000	25,000	25,000	25,000

Frederick Horgan (2)	50,000	25,000	25,000	25,000

Dr. Eugene Lyon	50,000	25,000	25,000	25,000

Stephen Mayne (3)	50,000	25,000	25,000	25,000

(1)	All stock was granted pursuant to our 2012 Management Stock Bonus Plan.
(2)	Does not include 60,000 shares purchased by Mr. Horgan for $60,000 cash.
(3)	Does not include 30,000 shares purchased by Mr. Mayne for $30,000 cash.

Stock Option Plan

On June 26, 2012, our stockholders approved our 2012 Stock Option Plan, as previously adopted by our Board of Directors (the "Plan"). Under this Plan, our officers, directors, and/or key employees and/or consultants can receive incentive stock options and non-qualified stock options to purchase up to an aggregate of one million shares of our Common Stock. To date, no options have been issued. The Class B Common stockholders are not eligible for such options.

With respect to incentive stock options, the Plan provides that the exercise price of each such option must be at least equal to 100% of the fair market value of the Common Stock on the date that such option is granted. The Plan requires that all such options have an expiration date not later than that date which is one day before the tenth anniversary of the date of the grant of such options (or the fifth anniversary of the date of grant in the case of 10% stockholders). However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engages in or is involved with any business similar to ours, such option holder's incentive options immediately terminate. Pursuant to the provisions of the Plan, the aggregate fair market value, determined as of the date(s) of grant, for which incentive stock options are first exercisable by an option holder during any one calendar year cannot exceed $100,000. To date, no such options have been issued.

Bonus Plan for Executive Officers

On June 26, 2012, our Board of Directors established an annual Bonus Plan for Executive Officers (the “Bonus Plan.”) Under the Bonus Plan, a Committee of the Board of Directors sets performance targets for key employees who are or may become executive officers. Such executives are eligible for a bonus only if they meet the performance standards set in advance by the Committee. Aggregate bonuses may not exceed ten percent of income before taxes and bonuses may not exceed $1 million per employee. To date, no such bonuses have been paid.

Management Stock Option Plan

On June 26, 2012, the Board of Directors of the Company adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of one million shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives. During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. To date, 200,000 shares of Common Stock have been awarded under the Plan.

Compensation Pool

We have established a compensation pool plan whereby we will establish profit centers for each project. Each such profit center will have a compensation pool of 5% of the net pretax profits of the project. The amounts in these compensation pools shall be distributed by shares. At the inception of each project, the Project Manager for each project shall determine the shares for each participating employee by position and involvement in each project and such shares shall be subject to the final determination and approval of the President of the Company. Every employee and anyone working towards the Company's success will receive at least one share of the pool. Employees and crews working specifically on such projects may receive 1.5 or 2 shares, at the discretion of the Project Manager and the President.

Director Compensation

Our board of directors has not approved any annual retainer fee for our non-employee directors. Prior to our initial public offering, there was no formal policy in place to provide our directors with equity compensation for their services as members of our Board of Directors or any committee of our Board of Directors.

Although there was no formal policy in place relating to the granting of equity awards to our directors, the following table presents the total compensation for each person who served as a member of our Board of Directors during 2014. Other than as set forth in the table and described more fully below, in 2014 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the members of our Board of Directors. Capt. Mayne, our founder, Chairman, and CEO, receives no compensation for his service as a director.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Capt. Robert Mayne (1)	-0-	0	-0-
Stephen Mayne	4,000	-0-	4,000
Dr. Eugene Lyon	-0-	-0-	-0-
Dr. Robert Baer	12,500	-0-	12,500
Total	16,500	-0-	16,500

(1) The directors have authorized a salary of $50,000 per year for Capt. Mayne. No such salary has been paid or accrued.

RELATED PARTY TRANSACTIONS

______

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since May 10, 2012, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

In connection with the incorporation of the Company and the issuance of his Common Stock and as a contribution to capital, Capt. Mayne contributed the vessel “Aqua Quest,” a 2001 Toyota pickup truck, a 2005 Honda motorcycle, and certain equipment. The Aqua Quest is a steel hulled, 61 foot, 89 gross ton exploration and salvage vessel that has been independently appraised at $250,000. The Aqua Quest is outfitted with a complete inventory of tools, parts, and welding and cutting equipment. The motorcycle is carried on the Aqua Quest and is used to make trips in country.  Subsequently, Capt. Mayne contributed 130 ounces of gold to the Company as a contribution to capital. From time to time, Capt. Mayne has loaned money to the Company for working capital.

Dr. Eugene Lyon is a member of the Legacy Salvage Group. The Legacy Salvage Group offers research regarding shipwrecks to the Company from time to time. The Legacy Salvage Group receives payment only from realized recoveries and profits related to these shipwrecks. Typical payments are 15% of the gross recovery of artifacts and 15% of the net profits from related revenues, excluding museum revenues.

From time to time during 2012 and 2014, Capt. Robert Mayne and his brother, Michael Mayne, loaned funds to the Company for working capital under short term notes bearing interest at three percent.  As of June 30, 2014, a total of $68,128 of such loans were outstanding.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. As provided by our audit committee charter to be effective upon completion of this offering, our audit committee will be responsible for reviewing and approving any related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

______

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of June 30, 2014, and as adjusted to reflect the sale of Class A Common Stock offered by us in our initial public offering, for: each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A Common Stock or Class B Common Stock; each of our directors; each of our named executive officers; and all of our directors and officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A Common Stock or Class B Common Stock that they beneficially own, subject to applicable community property laws. Applicable percentage ownership is based on 13,311,800 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock outstanding at October 15, 2014. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aqua Quest International, Inc., 719 Pent Street, Tarpon Springs, Florida 34689.

Name (1)	Shares of Class A (Class B) Common Stock Owned (2)	Percentage of Class Owned (%) (2)	Percent of Total Outstanding Owned (%) (2)	Percentage of Total Outstanding Owned on Completion (%) (2)
Captain Robert H. Mayne, Jr. (1)	5,100,000 (5,000,000)	61.3 (100.0)	75.9	75.9
Stephen Mayne	80,000	1.0	0.6	0.6
Dr. Eugene Lyon	50,000	0.7	0.4	0.4
All Officers, Directors and 5% holders as a Group	10,680,000	63.0 (100.0)	76.9	76.9

(1)

Includes 100,000 shares of Class A Common Stock owned by the Mayne Family Trust, of which Capt. Mayne is trustee.

(2)

Does not include the effect of the issuance on August 28, 2014, in connection with an investment banking agreement, warrants to purchase 252,250 shares of Class A Common Stock at $0.01.

CAPITALIZATION

______

The following table sets forth our capitalization as of October 15, 2014.

Class	Authorized	Currently Issued and Outstanding (1)(3)	Following Present Offering (2)(3)
Preferred Stock, $0.0001 par value	100,000,000	-0-	-0-
Common Stock, $0.0001 par value	550,000,000	13,311,800	13,311,800

(1)

Includes stock issued on formation of the Company.

(2)

If all securities offered hereby are sold and outstanding.

(3)

Does not include the effect of the issuance on August 28, 2014, in connection with an investment banking agreement, warrants to purchase 252,250 shares of Class A Common Stock at $0.01.

COMPANY SECURITIES

______

Upon the completion of our initial public offering, our authorized capital stock will consist of 500,000,000 shares of Class A Common Stock, $0.0001 par value per share, 50,000,000 shares of Class B Common Stock, $0.0001 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share. A description of the material terms and provisions of our restated Articles of Incorporation and restated By-Laws that will be in effect at the closing our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated Articles of Incorporation and the form of our restated By-Laws to be adopted in connection with our initial public offering that have been filed with the registration statement relating to this Prospectus.

As of October 150, 2014, there were outstanding: 8,311,800 shares of our Class A Common Stock held by approximately 72 stockholders; and 5,000,000 shares of our Class B Common Stock held by one stockholder.

The Common Stock

We are authorized to issue 550,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and any amounts payable to senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering and conversion of any Preferred Stock, are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so, and in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Our Common Stock is divided into two classes, Class A Common Stock and Class B Common Stock. The rights and privileges of both classes are identical, except that the holders of the outstanding Class B Common Stock have the right to elect a majority of our Board of Directors and the holders of our outstanding Class A Common Stock have the right to elect the remaining directors. Class B Common Stock may be converted into Class A Common Stock at any time on the basis of one share of Class A Common Stock for each share of Class B Common Stock so converted.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine. See “Dividend Policy” for more information. The Company has never paid any dividends to shareholders of our Common Stock. The declaration in the future of any cash or stock dividends will depend upon our capital requirements and financial position, general economic conditions, and other pertinent factors. We presently intend not to pay any cash or stock dividends in the foreseeable future. Management intends to reinvest earnings, if any, in the development and expansion of our business. No dividend may be paid on the Common Stock until all preferred stock dividends are paid in full.

Voting Rights

The holders of our Class B Common Stock are entitled to one vote per share, and holders of our Class A Common Stock are entitled to one vote per share. The holders of our Class A Common Stock and Class B Common Stock vote together as a single class, unless otherwise required by law. Florida law could require either holders of our Class A Common Stock or our Class B Common Stock to vote separately as a single class in the following circumstances: (1) if we were to seek to amend our Articles of Incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and if we were to seek to amend our Articles of Incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratable among the holders of our Common Stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

We are authorized by our Articles of Incorporation to issue a maximum of 100,000,000 shares of preferred stock. This preferred stock may be in one or more series and containing such rights, privileges and limitations, including voting rights, conversion privileges and/or redemption rights, as may, from time to time, be determined by our Board of Directors. Preferred stock may be issued in the future in connection with acquisitions, financings or such other matters as the Board of Directors deems to be appropriate. In the event that any such shares of preferred stock shall be issued, a Certificate of Designation, setting forth the series of such preferred stock and the relative rights, privileges and limitations with respect thereto, shall be filed. The effect of such preferred stock is that our Board of Directors alone, within the bounds and subject to the federal securities laws and the Florida Law, may be able to authorize the issuance of preferred stock which could have the effect of delaying, deferring or preventing a change in control of our Company without further action by the stockholders and might adversely affect the voting and other rights of holders of Common Stock. The issuance of preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. To date, no such preferred stock has been issued.

Upon the closing of our initial public offering, no shares of preferred stock will be outstanding. We will be authorized, subject to limitations prescribed by Florida law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Class A Common Stock and the voting and other rights of the holders of our Common Stock. We have no current plan to issue any shares of preferred stock.

Certain Provisions

Certain provisions of our Articles of Incorporation and By-Laws may make it more difficult and time-consuming to acquire the Company, thereby reducing our vulnerability to an unsolicited proposal for our takeover. These provisions are outlined below.

Our Articles of Incorporation also contain restrictions regarding certain mergers, consolidations, asset sales and other "Business Combinations." "Business Combinations" are defined in the Articles of Incorporation. The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles of Incorporation also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without a "super-majority" vote or the approval of a Majority of Continuing Directors.

Among other provisions that might make it more difficult to acquire us, we have adopted the following:

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest.

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 100,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of Common Stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Our Articles also authorize the Board of Directors to oppose a tender offer on the basis of factors other than economic benefit to our shareholders. Among the factors that may be considered are the impact our acquisition would have on the community, the effect of the acquisition upon our employees and the reputation and business practices of the tender offeror.

Our Articles of Incorporation also contain restrictions regarding certain merger, consolidations, asset sales and other "Business Combinations" involving the Company or its subsidiaries. Business Combinations are defined in the Articles as (a) any merger or consolidation by us with an Interested Stockholder, (defined as a holder of at least 10% of our voting stock with certain exceptions), or (b) any sale, lease or similar disposition to an Interested Stockholder of any of our assets constituting at least 5% of our total assets, or (c) the issuance or transfer by the Company of any of our stock to an Interested Stockholder in return for cash or other property, being at least 5% of our total assets, or (d) adoption of any plan to dissolve or liquidate the Company proposed by an Interested Stockholder, or (e) any reclassification of stock or recapitalization of the Company or merger whereby the percentage of outstanding shares of any Interested Stockholder is increased.

Business Combinations with an interested Stockholder must be approved by the holders of 80% of the voting power of our outstanding shares, unless (a) the Business Combination is approved in advance by those persons then on the Board of Directors who were directors immediately prior to the time the Interested Stockholder (or certain of its predecessors) first became an Interested Stockholder and who would have constituted a majority of the Board at that time (a "Majority of the Continuing Directors"), or (b) certain minimum "fair price" requirements are met. In evaluating a Business Combination, the Board of Directors may consider the financial aspects of the offer, the long-term interests of our shareholders, past and present market values of the shares, our prospects, the prospect of obtaining a better offer, the impact, if the offer is partial or two-tier, on the remaining shareholders and our future (especially with regard to the background of the offeror), the value of non-cash consideration, legal matters, the effect of the transaction on our customers and local community interests.

The above provisions could have the effect of depriving shareholders of any opportunity to sell their shares at a premium over prevailing market prices because takeovers frequently involve purchases of stock directly from shareholders at such a premium price. Further, to the extent these provisions make it less likely that a takeover attempt opposed by our incumbent Board of Directors and management will succeed, the effect could be to assist the Board of Directors and management in retaining their existing positions. In addition, our Articles of Incorporation also provide that the provisions outlined herein cannot be amended, altered, repealed, or replaced without the "super-majority" vote described above or the approval of a Majority of the Continuing Directors as defined above.

DESCRIPTION OF SECURITIES TO BE REGISTERED

______

Current Offering

Selling shareholders of Aqua Quest International, Inc. (“Aqua Quest International, Inc.,” “We,” or the “Company”) are offering up to 2,804,700 total of Securities, consisting of Class A Common Stock, $0.0001 par value (the “Common Stock” or collectively the “Securities”). The Company will not receive any of the proceeds of these sales.

The Common Stock

We are authorized to issue 550,000,000 shares of Common Stock, $0.0001 par value. The holders of Common Stock are entitled to equal dividends and distributions, with respect to the Common Stock when, as, and if declared by the Board of Directors from funds legally available for such dividends. No holder of Common Stock has any preemptive right to subscribe for any of our stock nor are any shares subject to redemption. Upon our liquidation, dissolution or winding up, and after payment of creditors and senior securities, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of Common Stock. All shares of Common Stock now outstanding upon completion of this Offering are, and will be, fully paid, validly issued and non-assessable.

Holders of our Common Stock do not have cumulative voting rights, so that the holders of more than 50% of the shares voting for the election of directors will be able to elect 100% of the directors if they choose to do so. In that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Listing

We will apply to list our Class A Common Stock on the OTCQB market under the symbol “______.”

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be Island Stock Transfer, 5500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760, telephone: 727-289-0010.

DIVIDEND POLICY

______

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors considers relevant. In addition, the terms of any of our credit facilities may contain restrictions on our ability to pay dividends.

SELLING STOCKHOLDERS

______

The following table sets forth information as of the date of this Prospectus, to our knowledge, about the beneficial ownership of our Class A Common Stock by the selling stockholders.

All of the selling stockholders received their securities in: (i) our formation, (ii) private placements, or (iii) as compensation; in each case prior to the initial filing date of the registration statement of which this Prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of Common Stock beneficially owned by them unless otherwise indicated.

The percent of beneficial ownership for the selling stockholders is based on 2,804,700 shares of Common Stock outstanding as of the date of this Prospectus. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our Common Stock.

The shares of Common Stock being offered pursuant to this Prospectus may be offered for sale from time to time during the period the registration statement of which this Prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this Prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Common Stock.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this Prospectus, to the extent required by law.

	Shares Beneficially		Shares	Shares Beneficially
	Owned as of the date of		Offered by	Owned After the
	this Prospectus		this	Offering(1)
Name of Selling Stockholder	Number	Percent	Prospectus	Number	Percent
Gerasimos Morfesis	500,000	3.76	500,000	-	-%
Frederick Horgan	204,300	1.53	204,300	-	-
North Caribbean Research, SA(1)	200,000	1.50	200,000	-	-
Jeff Cannon	200,000	1.50	200,000	-	-
Stephen Mayne *, **	180,000	1.35	180,000	-	-
Maureen Mayne *	150,000	1.13	150,000	-	-
Heidi Gillion	100,000	0.75	100,000	-	-
Ofelia Corbett	100,000	0.75	100,000	-	-
Mayne Family Trust (2)	100,000	0.75	100,000	-	-
Dr. Robert Baer **	66,500	0.50	66,500	-	-
Stephanie Previch **	57,000	0.50	53,000	-	-
Michael McCabe	53,000	0.43	53,000	-	-
Richard & Wanda Berry	50,000	0.40	50,000	-	-
Dr. Eugene Lyon **	50,000	0.38	50,000	-	-
James Powers	50,000	0.38	50,000	-	-
Mark Allender	50,000	0.38	50,000	-	-
Bear Creek Capital, LLC (3)	50,000	0.38	50,000	-	-
Kathy Mayne *	45,000	0.34	45,000	-	-
Michael Mayne *	45,000	0.34	45,000	-	-
Richard Donato	35,000	0.26	35,000	-	-
James Kelly Garrett	35,000	0.26	35,000	-	-
Elizabeth Anne Leitch	35,000	0.26	35,000	-	-
John Mayne *	32,000	0.24	32,000	-	-
Maureen W. & Dennis R. DuPont *	32,000	0.24	32,000	-	-
Annie Hall	30,000	0.23	30,000	-	-
Michael & Kathryn Zidek Rosenblatt	30,000	0.23	30,000	-	-
Christopher Berry	25,000	0.19	25,000	-	-
Scott Berry	25,000	0.19	25,000	-	-
Legacy Group Ventures, LLC (4) **	25,000	0.19	25,000	-	-
Rhonda J. Willette	25,000	0.19	25,000	-	-
Jorge Lobo	25,000	0.19	25,000	-	-
Dale Narcucci	15,000	0.11	15,000	-	-
Carlton & Dorothy Staples	15,000	0.11	15,000	-	-
Robert Arnold	12,500	0.09	12,500	-	-
Debra & Jeffrey Parzych	10,000	0.08	10,000	-	-
James Mayne Freeheart	10,000	0.08	10,000	-	-
Diversified Accounting & Tax, LLC (5)	10,000	0.08	10,000	-	-

Shares Beneficially	Shares	Shares Beneficially

	Owned as of the date of		Offered by	Owned After the
Name of Selling Shareholder	this Prospectus		this	Offering(1)
	Number	Percent
Gulf Marine Ways, LLC (6)	10,000	0.08	10,000	-	-
Steven Matanich	10,000	0.08	10,000	-	-
Devon Butler	10,000	0.08	10,000	-	-
Nickolas Cook	10,000	0.08	10,000	-	-
Robert Hogan	9,000	0.07	9,000	-	-
Richard Ilnick	7,000	0.05	7,000	-	-
Anthony Ciepelensky Revocable Living. Trust (7)	5,000	0.04	5,000	-	-
Wally Erickson	5,000	0.04	5,000	-	-
Terry Armstrong	5,000	0.04	5,000	-	-
Stevenson Weeks	5,000	0.04	5,000	-	-
Brandon Szinavel	5,000	0.04	5,000	-	-
Charles Perry	5,000	0.04	5,000	-	-
A. J. Le Blanc	5,000	0.04	5,000	-	-
Zamel Alaqili	5,000	0.04	5,000	-	-
Harold J. Levy	5,000	0.04	5,000	-	-
Michael Kouskoutis	5,000	0.04	5,000	-	-
Lisa Marra	5,000	0.04	5,000	-	-
Todd R. & Keri D. Palmer	4,000	0.03	4,000	-	-
Bruce Klein	4,000	0.03	4,000	-	-
Kenny Rose	2,500	0.02	2,500	-	-
Arthur G. Scott	1,500	0.01	1,500	-	-
Chris & Betty Palamides	1,000	0.01	1,000	-	-
Samantha Womelsdorf	1,000	0.01	1,000	-	-
William & Roger Schuster	1,000	0.01	1,000	-	-
Bernard & Jeanelle Chilton	1,000	0.01	1,000	-	-
Andrea Chilton & Stephanie Previch **	1,000	0.01	1,000	-	-
Renee & Peter Lau	1,000	0.01	1,000	-	-
Stephanie & Hunter Previch **	1,000	0.01	1,000	-	-
Duckworth Steel Boats, Inc. (8)	1,000	0.01	1,000	-	-
					-
					-
Total	2,804,700	35.93	2,804,700	-	-

This table does not include the effect of the issuance on August 28, 2014, in connection with an investment banking agreement, warrants to purchase 252,250 shares of Class A Common Stock at $0.01.

(1)	Richard Berry is a natural person with with voting and dispositive power over the shares held by North Caribbean Research, SA.

(2)	Capt. Robert H. Mayne, Jr. is a natural person with voting and dispositive power over the shares held by the Mayne Family Trust.

(3)	Raymond Oliver is a natural person with voting and dispositive power over the shares held by Bear Creek Capital, LLC.

(4)	A. J. LeBlanc is a natural person with voting and dispositive power over the shares held by Legacy Group Ventures, LLC

(5)	David Nail is a natural person with voting and dispositive power over the shares held by Diversified Accounting & Tax, LLC.

(6)	Wally Erickson is a natural person with voting and dispositive power over the shares held by Gulf Marine Ways, LLC.

(7)	Anthony Ciepelenksy is a natural person with voting and dispositive power over the shares held by the Anthony Ciepelensky Revocable Living Trust.

(8)	Junior Duckworth is a natural person with voting and dispositive power over the shares held by Duckworth Steel Boats, Inc.

*	Indicates that this individual is a brother or sister of Capt. Robert H. Mayne, Jr.

**	This individual is an officer and/or director of the Company.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCQB Market, stockholders may sell their shares in private transactions to other individuals.

Our Common Stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our Common Stock on the OTCQB Market. In order to be quoted on the OTCQB Market, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424)(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the Prospectus by way of a Prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this Prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

______

Market Information

There is no public trading market on which our Common Stock is traded. Among other matters, in order for our Common Stock to become OTCQB eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this Prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our Common Stock will be included on the OTCQB.

The shares of Common Stock registered hereby can be sold by selling stockholders at a fixed price of $1.00 per share until our shares are quoted on the OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. We determined such fixed price based on the highest price at which shares of our Common Stock were sold privately.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this Prospectus, there are 72 record holders of our Common Stock.

Sale of Restricted Shares

Based on the number of shares of our Common Stock outstanding as of October 154, 2014, upon the closing of this offering and assuming an initial public offering price of $1.00 per share and  no exercise of outstanding options or warrants, we will have outstanding an aggregate of approximately 13,727,000 shares of Common Stock. Of these 2,804,700 shares, all of the shares of Common Stock to be sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of Common Stock held by existing stockholders immediately prior to the consummation of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to above, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to above, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our Common Stock that does not exceed the greater of:

•

1% of the number of common shares then outstanding, which will equal approximately              shares of Common Stock immediately after this offering (calculated as of June 30, 2014 on the basis of the assumptions described above and assuming no exercise of the underwriter’s option to purchase additional shares and no exercise of outstanding options or warrants); or

• the average weekly trading volume of our Common Stock on OTCQB, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired Common Stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this Prospectus is a part (to the extent such Common Stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreement referred to above, if applicable).

INDEMNIFICATION

______

Our By-Laws provide for the indemnification of officers and directors relating to their activities for us to the fullest extent permitted under Florida corporation law. These statutes provide indemnification for any officer, director or other agent of ours, if he acted in good faith and in a manner he believed to be in our interests or, concerning criminal proceedings, if he had no reasonable cause to believe his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such directors, officers or persons controlling the registrant under the foregoing provisions, we are informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Act and therefore is unenforceable.

LEGAL MATTERS

______

The validity of the shares of Class A Common Stock offered hereby will be passed upon for us by John E. Lux, Esq., Washington, D.C. Mr. Lux owns directly or indirectly 400,000 shares of our Class A Common Stock.

EXPERTS

______

Jerry Stanford, CPA, Maitland, Florida, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2012 and December 31, 2013 as set forth in his report. We have included our financial statements in the Prospectus and elsewhere in the registration statement in reliance on his report, given on his authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

_______

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Common Stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

The Company maintains a website at http://www.Aqua Quest International.com. The information contained in, or accessible through, our website does not constitute part of this Prospectus.

The Company intends to make available free of charge on or through our Internet website, our annual report on Form 10-K, quarterly reports on Form 10-Q (§ 249.308a of this chapter), current reports on Form 8-K (§ 249.308 of this chapter), and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act (15 U.S.C. 78m(a) or 78o(d)) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC;

Reports to Security Holders.

The Company intends to give unaudited quarterly and audited annual reports to security holders. These annual reports will contain financial information that has been examined and reported on, with an opinion expressed by an independent public or certified public accountant.

______

Aqua Quest International, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2012 and 2013

and Six Months Ended June 30, 2014

______

Page
Index to Financial Statements
Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets at December 31, 2013 and 2012 and June 30, 2014	F-4

Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, and the six months ended June 30, 2014	F-5

Consolidated Statements of Stockholders' Equity for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2014	F-7

Notes to Consolidated Financial Statements F-8

Jerry L. Stanford

CERTIFIED PUBLIC ACCOUNTANT

REGISTERED WITH PCAOB

 110 N. Orlando Ave., Suite 14

Maitland, FL 32751

407-648-9695

MEMBER FLORIDA INSITUTE OF CERTIFIED PUBLIC ACCOUNTANTS	MEMBER AMERICAN INSTITUE CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Aqua Quest International, Inc.

We have audited the accompanying balance sheet and the related statements of income, retained earnings, and cash flows of Aqua Quest International, Inc. for the fiscal years ending December 31, 2012 and December 31, 2013. Management is responsible for the preparation and presentation of these financial statements in accordance with U.S. generally accepted accounting principles.

Our responsibility is to express an opinion on these financial statements based upon our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance the about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statement. An audit also includes assessing the accounting principles used, the consistency of the application of the accounting principles and significant estimates made by management, as well as evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial condition of the company as of December 31, 2012 and December 31, 2013 and the results of operations and its cash flows for the period that ended in accordance with generally accepted accounting principles.

Jerry L. Stanford

Maitland, Florida

September 10, 2014

AQUA QUEST INTERNATIONAL, INC.

BALANCE SHEETS
DECEMBER 31, 2013 AND DECEMBER 31, 2012
(UNAUDITED)

	DECEMBER 31,	DECEMBER 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$67,863	$13,557
Stock subscription receivable	50,000
Inventory	221,114	48,505
Total Current assets	288,977	62,062

Fixed Assets-Vessels	530,000	250,000
Fixed Assets - Equipment	15,000	15,000
Accumulated Depreciation - Fixed Assets	(44,167)	(17,667)
Total Fixed Assets	485,833	232,333

Total Assets	$789,810	$309,395

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$200,594	$62,120
Notes Payable - Related Parties	41,656	52,252
Total Current liabilities	242,250	114,372

Long-Term Liabilities
Convertible debt	280,000	-
Total Long Term Liabilities	280,000	-
Total Liabilities	522,250	114,372

Stockholders' equity (deficit)
Common stock, Class A, $.0001 per value; 500,000,000 shares authorized,
as of December 31, 2013; 7,346,500 shares issued and outstanding	7,346	6,469
Common stock, Class B, $.0001 par value, 50,000,000 shares authorized,
as of December 31, 2013 5,000,000 shares issued and outstanding	5,000	5,000
Preferred Stock, $.0001 par value, 100,000,000 shares authorized
as of December 31, 2013; zero issued shares and outstanding	-	-
Additional Paid in Capital	605,459	350,000
Accumulated deficit	(350,245)	(166,446)
Total stockholders' equity	267,560	195,023

Total Liabilities and Stockholders Equity	$789,810	$309,395

The accompanying notes are an integral part of these financial statements.

AQUA QUEST INTERNATIONAL, INC.

STATEMENTS OF OPERATIONS
TWELVE MONTHS ENDED DECEMBER 31, 2013 AND
TWELVE MONTHS ENDED DECEMBER 31, 2012
(UNAUDITED)

	TWELVE MONTHS ENDED DECEMBER 31, 2013	TWELVE MONTHS ENDED DECEMBER 31, 2012

Revenue	$184,318	$109,808
Gain on sale of gold	47,682	51,465

Gross Margin	$232,000	$161,273

Operating Expenses:
Exploration and salvage expenses	263,895	209,946
General, selling and administrative expenses	116,434	88,606
Depreciation	26,500	17,667
Stock Compensation Costs	8,970	11,500
Total Operating Expenses	415,799	327,719
Gross Profit	(183,799)	(166,446)
Income (loss) from operations	(183,799)	(166,446)

Income before tax provision	(183,799)	(166,446)
Income tax provision	-	-

Net Income	$(183,799)	$(166,446)

Basic earnings (loss) per common share	-$0.02	-$0.01

Diluted earnings (loss per share)	-$0.02	-$0.01

Weighted average number of common shares outstanding	11,907,500	11,468,500

The accompanying notes are an integral part of these financial statements.

AQUA QUEST INTERNATIONAL
STATEMENTS OF CHANGES IN STOCKHOLDERS EQUITY (DEFICIT) AS OF DECEMBER 31, 2013 - (UNAUDITED)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Total

Balance December 31, 2011	-	$-	$-	$-	$-

Common stock issued	11,468,500	11,469	350,000	-	361,469
Loss for the year ended
December 31, 2012	-	-	-	(166,446)	(166,446)

Balance December 31, 2012	11,468,500	11,469	350,000	(166,446)	195,023

Common stock issued	878,000	877	255,459		256,336
Loss for the year ended
December 31, 2013	-	-	-	(183,799)	(183,799)

Balance December 31, 2013	12,346,500	$12,346	$255,459.00	$(350,245)	$267,560

The accompanying notes are an integral part of these financial statements.

AQUA QUEST INTERNATIONAL, INC.

STATEMENTS OF CASH FLOWS
TWELVE MONTHS ENDED DECEMBER 31, 2013 AND
TWELVE MONTHS ENDED DECEMBER 31, 2012
(UNAUDITED)

	DECEMBER 31,	DECEMBER 31,
	2013	2012
Operating activities
Net Income (loss)	$(183,799)	$(166,446)
Adjustments to reconcile net income (loss)
to net cash provided by (used in) operating activities:
Depreciation and amortization	26,500	17,667
Changes in operating assets and liabilities:
Stock subscription receivable	(50,000)	-
Inventories	(172,609)	(48,505)
Accounts Payable and accrued liabilities	138,474	62,120
	-	-
Net cash provided by (used in) operating activities	(241,434)	(135,164)

Investing activities
Capital expenditures, net of writeoffs	(230,000)	(265,000)
Net cash (used) investing activities	(230,000)	(265,000)

Financing activities
Notes payable – related parties	(10,596)	52,252
Common stock issued	877	11,469
Additional paid in capital	255,459	350,000
Convertible debt	280,000
Net cash provided by financing activities	525,740	413,721

Net increase (decrease) in cash and cash
equivalents	54,306	13,557

Cash and cash equivalents, beginning of period	13,557	-
Cash and cash equivalents,end of period	$67,863	$13,557

The accompanying notes are an integral part of these financial statements.

AQUA QUEST INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of Business and Significant Accounting Policies

The Company

     Aqua Quest International, Inc, (the “Company”) salvages, preserves and displays underwater historical artifacts.  The Company was incorporated in 2012 to engage in salvaging, preserving and displaying historical and archaeologically significant shipwrecks worldwide.  The Company employs various technologies including side-scan sonar, remotely operated vehicles (ROVs), magnetometers and other advanced equipment enabling the Company to locate and salvage shipwrecks and natural resources.  The Company is entering relationships with non-profit organizations and governments to assist in discovering and preserving their national heritage.

       These consolidated financial statements reflect the cumulative operating results of the predecessor company for the period from January 1, 2012 until the Company was incorporated.

     Our activities to date have been supported by equity financing.  Management continues to seek funding from its shareholders and other qualified investors to pursue its business plan.

Going Concern

      The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has sustained a net loss for the period ended December 31, 2013, and has an accumulated deficit at December 31, 2013.  These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.  The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving capital from third parties.  No assurance can be given that the Company will be successful in these efforts.

      The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Basis of Presentation

The accompanying audited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  The financial information as presented is based upon the prior, as published, financials, and is the representation of management.  The financials and associated notes and disclosures do not include all of the information and notes required by generally accepted accounting principles for a complete presentation of the financial statements.  In the opinion of management, the audited financial statements furnished herein include all adjustments necessary for a fair presentation of the Company's financial position at December 31, 2013 (audited) and December 31, 2012 (audited) and the results of its operations for the twelve months ended December 31, 2013 and December 31, 2012 (audited) and cash flows for the twelve months ended December 31, 2013 and December 31, 2012 (audited).  Results of operations for the twelve months ended December 31, 2013 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 2014.

Consolidated Subsidiaries

The Company has the following active wholly-owned subsidiaries: Florida Yacht Towing, LLC and Aqua Quest Films, Inc.

Non-monetary transactions

      All non-monetary transactions are measured at the fair value of the asset surrendered or the asset received, whichever is more reliable, unless the transaction lacks commercial substance or the fair value cannot be reliably established. The commercial substance requirement is met when the future cash flows are expected to change significantly as a result of the transaction. When the fair value of a non-monetary transaction cannot be reliably measured, it is recorded at the carrying amount (after reduction, when appropriate, for impairment) of the asset given up adjusted by the fair value of any monetary consideration received or given. When the asset received or the consideration given up is shares in an actively traded market, the value of those shares will be considered fair value.

Joint venture accounting

      Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities. The Company did not have any joint venture accounting in 2012 or 2013.

Development Stage Company

     The Company is considered to be in the development stage as defined in ASC 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts to the development of its business plans.

Incorporation

On May 10, 2012 the Company changed its corporate structure from a sole-proprietorship to a Florida “C” Corporation. The Company’s office is located at 719 Pent Street, Tarpon Spring, Florida 34689.

      The Company has two classes of Common Stock Class A and Class B. Class B Common Stock elects a majority of the board of directors and is convertible into Class A Common Stock on a share for  share basis. In all other respects the rights and privileges of the two classes are equal. There are authorized 500,000,000 shares of Class A and 50,000,000 of Class B.  There are authorized 100,000,000 shares of Preferred Stock. Both Common and Preferred Stock have a par value of $.0001.

Cash and cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of acquisition to be cash equivalents. Cash equivalents were $67,863 and $13,557 for December 31, 2013 and 2012, respectively.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation.  Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets (generally three to ten years).  Leasehold improvements are amortized over their estimated useful lives or lease term, if shorter. Major overhaul items (such as engines or generators) that enhance or extend the useful life of vessel related assets qualify to be capitalized and depreciated over the useful life or remaining life of that asset, whichever is shorter.

      Certain major repair items required by industry standards to ensure a vessel’s seaworthiness also qualify to be capitalized and depreciated over the period of time until the next scheduled planned major maintenance for that item. All other repairs and maintenance are accounted for under the direct-expensing method and are expensed when incurred. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or the unamortized balance is warranted.  The Company believes that no impairment of fixed assets exists at December 31, 2013.

Inventory

Our inventory may consist of artifacts recovered from salvage and commodities such as copper ore. Inventoried costs of recovered artifacts include the costs of recovery, conservation and administrative costs to obtain legal title to the artifacts. Administrative costs are generally legal fees or insurance settlements required in order to obtain clean title. The capitalized recovery costs include direct costs such as vessel and related equipment operations and maintenance, crew and technical labor, fuel, provisions, supplies, port fees and depreciation. Conservation costs include fees paid to conservators for cleaning and preserving the artifacts. Historical sales, publications or available public market data are used to assess market value. Inventory is valued at the lower of cost or market value.

Our inventory as of December 31, 2013, consisted of gold and artifacts. There are $200,000 of artifacts from the Dominican Republic. These artifacts are expected to appraise at over $800,000 for insurance purposes. Our gold consisted of gold coins. The market value of our gold was $48,505 as of December 31, 2012 and $21,114 as of December 31, 2013.

Impairment of Long-Lived Assets

We account for long-lived asset impairments under Statement of Financial Accounting Standards No. 144 (“SFAS 144”), Accounting for the Impairment or Disposal of Long Lived Assets. Consistent with prior guidance, SFAS 144 requires a three-step approach for recognizing and measuring the impairment of assets to be held and used.  The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  The impairment loss is measured by comparing the fair value of the asset to its carrying amount.  Fair value is estimated based on discounted future cash flows. Assets to be sold are classified as Discontinued Operations, stated at the lower of the assets carrying amount or fair value and depreciation is no longer recognized.  As of December 31, 2013 there was no impairment of long-lived assets.

Comprehensive Income

Securities with a maturity greater than three months from purchase date are deemed available for sale and carried at fair value. Unrealized gains and losses on these securities are excluded from earnings and reported as a separate component of stockholders’ equity. At December 31, 2013, we did not own any securities.

Revenue Recognition

The Company recognizes revenue from the sale of goods and services at the time of the sale and title transfers and revenue is recognized with realized. Legal title transfers when product is shipped or is available for shipment to customers.  In accordance with Topic A.1 of SEC Staff Accounting Bulletin, Topic 13 Revenue Recognition. Exhibit and other revenue is recognized ratably when realized and earned as time passes throughout the contract period as defined by the terms of the agreement. The Company records revenue based on the fair value of the consideration received. In most cases, the consideration received for the services provided is recorded in U.S. currency rates.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  The most significant estimates relate to the valuation of the investment portfolio and the recognition of revenue in connection with the receipt of unregistered securities pursuant to technology acquisition alliance agreements and technology transfers.  Actual results could differ from those estimates.

Stock-Based Compensation

At December 31, 2013, the Company had the share-based equity compensation plans described more fully in Note 6.

Initially as the Company is a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”), Share-Based Payment and elected to use the modified prospective transition method and the Black-Scholes valuation model to account for stock option grants.

Under the modified prospective approach, SFAS 123(R) applies to new awards granted subsequent to the date of adoption. Compensation cost recognized during the year ended December 31, 2013 and 2012 includes compensation cost for all share-based payments granted based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to November 12, 2012, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For equity awards granted after the date of adoption, the Company amortizes share-based compensation expense on a straight-line basis over the vesting term. Compensation expense is recognized only for share-based payments expected to vest. The Company estimates forfeitures, both at the date of grant as well as throughout the vesting period, based on the Company’s historical experience and future expectations. Prior periods were not restated to reflect the impact of adopting the new standard and there is no cumulative effect. There are no stock options outstanding.

Financial Instruments

The Company’s financial instruments consist of investments, cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.  Investments are recorded at fair value as determined by the Company’s Board of Directors. The fair value of trade accounts receivable and payable and certain accrued expenses approximate their carrying amounts in the financial statements due to the short maturity of such instruments.  The fair value of U.S. Treasuries and certificates of deposit is recorded based upon their market value.

The Company follows ASC 820, "Fair Value Measurements "which defines fair value, establishes a framework for measuring fair value and requires additional disclosures about fair value measurements. The carrying amounts of cash and cash equivalents, accounts payable, and accrued expenses approximate fair value based on their short-term maturity. Stockholder loans are carried at cost.

Income Taxes

Deferred taxes are provided on the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Future tax benefits for net operating loss carry-forwards are recognized to the extent that realization of these benefits is considered more likely than not.  This determination is based on the expectation that related operations will be sufficiently profitable or various tax, business and other planning strategies will enable us to utilize the operating loss carry-forwards.  We cannot be assured that we will be able to realize these future tax benefits or that future valuation allowances will not be required.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

For federal and state income tax purposes, we are taxed at regular corporate rates on ordinary income and recognize gains on distributions of appreciated property.

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes.  FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.  The Company had net losses as of December 31, 2013 and December 31, 2012 of $183,799 and $166.446, respectively.

Earnings per Share (EPS)

Basic earnings per share is computed on the basis of the weighted average number of shares of Common Stock outstanding during the year. Diluted earnings per share is computed on the basis of the weighted average number of shares of Common Stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. The Company had outstanding as of December 31, 2013 Convertible Debt that could be converted into 280,000 shares of Common Stock at $1.00 per share and 125,000 warrants that could be exercised to purchase 125,000 shares of Common Stock.

As of December 31, 2013 and December 31, 2012, weighted average common shares outstanding were 12,907,500 and 12,468,500, respectively. For the periods ended December 31, 2013 and 2012, in which net losses occurred, all potential Common Stock was excluded from diluted EPS because the effect of including such shares would be anti-dilutive.

Net Income	Year ended December 31, 2013	Year ended December 31, 2013
Shares used in computation	12,907,500	12,468,500
Net income (loss) per shares – basic	($0.02)	($0.01)
Net income (loss) per share – diluted	($0.02)	($0.01)

Recent Accounting Pronouncements

In May 2009, the FASB issued authoritative guidance for subsequent events, now codified as FASB ASC Topic 855, "Subsequent Events," which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The guidance sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and whether this date represents the date the financial statements were issued or were available to be issued. The adoption of the provisions of this guidance did not have any material impact on the Company's financial statements.

In April 2009, the FASB provided additional guidance for estimating fair value in accordance with FASB ASC Topic 820, "Fair Value Measurements and Disclosures, "when the volume and level of activity for the asset or liability have significantly decreased. This additional guidance re-emphasizes that regardless of market conditions the fair value measurement is an exit price concept and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability. This guidance also provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. The scope of this guidance does not include assets and liabilities measured under quoted prices in active markets. This guidance is applied prospectively to all fair value measurements where appropriate and will be effective for interim and annual periods ending after June 15, 2009. The adoption of the provisions of this guidance did not have any material impact on the Company's financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, "Fair Value Measurements and Disclosures (Topic 820) -Improving Disclosures about Fair Value Measurements" (ASU 2010-06), to require new disclosures related to transfers into and out of Level 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. The adoption of the additional requirements is not expected to have any financial impact on the Company's financial statements.

Other ASU's that have been issued or proposed by the FASB ASC that do not require adoption until a future date and are not expected to have a material impact on the financial statements upon adoption.

2.  Fixed Assets

Vessels and equipment consist of the following:

	December 31, 2013	December 31, 2012	Estimated Useful Life

Vessels	$555,000	$250,000	7-10 years
Equipment	15,000	15,000	5-7 years
Total Fixed Assets	570,000	265,000
Less: Accumulated Depreciation	(44,167)	(17,667)

Fixed Assets, Net	$525,833	$247,333

Depreciation expense for the twelve months ended December 31, 2013 and December 31, 2012 was $26,500 and $17,667, respectively.

Convertible Note

      In November 2013, we purchased three vessels pursuant to which we issued a two year Secured Convertible Note in the original principal amount of $280,000 (the “Convertible Note”).

         The indebtedness evidenced by the Convertible Note bears interest at 2.5% percent per year. Principal and interest are payable at maturity. The Note may be converted into our Common Stock, at the option of the holder, at any time following issuance at a conversion price of $1.00 per share. The conversion price is also subject to adjustment for stock splits, stock dividends, recapitalizations, and similar transactions. The Convertible Note is secured by the three vessels.

 3.  Related Party Transactions

     After the Company's incorporation, Company initially issued Common Stock to the corporation's founders. Subsequently, the Company's majority shareholder, Robert Mayne, contributed to the Company the vessel “Aqua Quest”, a 2001 Toyota truck, a 2005 Honda motorcycle, and certain other equipment in accordance with Section 351 of the Internal Revenue Code.  The Aqua Quest is a steel-hulled 61 foot, 89 gross ton exploration and salvage vessel.  The vessel is outfitted with an inventory of tools, parts, welding and cutting equipment.  The motorcycle is carried on the vessel Aqua Quest and is used to make trips in country.  Subsequent to this contribution, Mr. Mayne contributed 130 ounces of gold to the Company as a contribution to capital.  Since inception of the Company Robert Mayne and Stephen Mayne have loaned money to the Company for working capital.

     Robert Mayne and Stephen Mayne have entered into employment agreements with the Company for an initial term of five years.  Pursuant to these employment agreements, they have agreed to devote substantially all of their efforts to the Company as President and Treasurer, and Chief Operating Officer, respectively.  The employment agreements provide that Robert Mayne and Stephen Mayne shall receive a salary determined by the Board of Directors commensurate with the development of the Company.  Each may be entitled to receive,  at the sole discretion of the Board of Directors or a committee thereof, bonuses based upon the achievement (in whole or in part) by the Company of the Company’s business plan and achievement by the employee of agreed upon personal performance objectives.  The employment agreements contain covenants (a) restricting the executive from engaging in any activities competitive with the Company’s business during the term of such employment agreement and for one year thereafter, and (b) prohibiting the executive from disclosure of confidential information regarding the Company.

    The Company also uses the services of the Legacy Salvage Group which offers research regarding shipwrecks.  Dr. Eugene Lyon is the founder and president of the Legacy Salvage Group and the Legacy Salvage Group receives payments from recoveries and realized profits from those shipwrecks.  Industry standard payments are 15% of the gross recovery of artifacts and 15% of the net profit from related revenues, excluding museum revenues.  In addition, Dr. Lyon has received 50,000 shares of Common Stock for services rendered under the Management Stock Bonus Plan.

4.  Notes Payable – Related Parties

At December 31, 2013, the Company was indebted to Robert Mayne and Stephen Mayne, officers and shareholders of the Company for $192,437.  At December 31, 2012, the Company was indebted to Robert Mayne, majority shareholder in the Company for $9,884. No interest is being charged on these loans.

5.  Joint Venture Agreements

At December 31, 2013, the Company had various Joint Venture Agreements.  The Company has entered into a Joint Venture Agreement with the municipality of Ahuas, Honduras, whereby the Company will salvage sunken mahogany logs and pay 30% of the net income from such recovery to the municipality.

On December 29, 2013 the Company entered into a Joint Venture Agreement with North Caribbean Research, Inc. (NCR) where NCR has a renewable license from the Dominican Republic to search for and salvage sunken shipwrecks in and near the Dominican Republic.  The Joint Venture agreement calls for the Company to supply salvage services to NCR’s license area, and requires the Company to pay $30,000 which covers the license renewal fees to the Dominican Republic and attorney fees.  The Company is also required to pay the $2,000 monthly license fee to the Dominican Republic.  The Company is responsible for all costs associated with salvage and exploration.  The Joint Venture is required to remit annual compensation to key advisors to the Joint Venture totaling $112,000.  The Joint Venture will allocate any net recoveries based upon 80% to the Company and 20% to NCR. Net recoveries shall be payments to the Dominican Republic, operating expenses of the Company and NCR, and any other party expenses.  As of December 31, 2013 the Company has not made any payments to the Dominican Republic or to NCR.

       On July 3, 2012, the Company entered into a Joint Venture Agreement with Dennison Breese.  Mr. Breese previously held an Admiralty Claim on a shipwreck near Cape Fear, North Carolina.  The agreement calls for the Company to provide salvage and recovery services on such shipwreck and calls for the gross revenue after expenses to be allocated one-third to Mr. Breeze and two-thirds to the Company.

      On March 29, 2013 the Company entered into a Recovery and Research Agreement with Altamar Explorations LLC. Altamar is a company having extensive research data on historical shipwrecks. The agreement calls for Altamar to provide research data to the Company on a particular shipwreck identified as the “Brooklyn Project”. The agreement calls for net recoveries to be allocated to Altamar of 15% and to the Company of 85%. Net recoveries shall be after fair and reasonable expenses are deducted and after paying back all investors in the project.

       On December 10, 2013 the Company entered into a Recover and Research Agreement with Legacy Group Ventures LLC. Legacy Group is a company having extensive research data on historical shipwrecks.  The agreement calls for Legacy Group to provide research data to the Company on particular shipwrecks identified as the “Three Rivers Project”.  The agreement calls for the Company to conduct search and recovery operations.  The Company is required to provide all funding for the search and recovery operations.  The agreement calls for Legacy Group to receive 15% of the entirety of the artifacts and other finds recovered. The agreement also calls for Legacy Group to receive 15% of net recoveries, other than the artifacts. The Company retains the remaining percentage of net recoveries.

6.  Stock Based Compensation

Incentive Stock Option Plan

On June 26, 2012, the Company’s stockholders approved the Company’s 2012 Stock Option Plan (the “Plan”), as previously adopted by the Board of Directors.  Under the Plan, the Company’s officers, directors, and/or key employees and/or consultants can receive incentive stock options (ISO) and non-qualified stock options (NQSO) to purchase up to an aggregate of one million shares of the Company’s Common Stock.  As of December 31, 2013, no options have been issued.  Class B Common stockholders are not eligible to receive such options.

With respect to the ISO, the Plan provides that the exercise price of each ISO must be at least equal to 100% of the fair market value of the Company’s Common Stock on the date that such ISO is granted.

The Plan requires all ISOs have an expiration date not later than that date which is one (1) day before the tenth anniversary of the date of the grant of the ISOs (or the fifth anniversary of the date of grant in the case of 10% stockholders).  However, with certain limited exceptions, in the event that the option holder ceases to be associated with the Company, or engage in or is involved with any business similar to the Company’s, such option holder’s ISOs will immediately terminate.

Management Stock Bonus Plan

        On June 26, 2012, the Board of Directors of the Company adopted a Management Stock Bonus Plan. The Plan provides that the Company shall establish a reserve of one million shares of Common Stock to be awarded to eligible salaried officers and directors. The Management Stock Bonus Plan Committee, composed of not less than three members, administers the Plan. The Board of Directors must review actions of the Committee. The Plan awards restricted stock to key executives.

      During the restricted period, the owner of the stock may not transfer the stock without first offering the Company the opportunity to buy back the stock at its issue price. In the first year of the restriction period, the Company has the right to buy back all of the awarded stock. In the second year, the Company has the right to buy back 75% of the awarded stock. After two years and until the end of the restriction period, a maximum of three years, the Company has the right to buy back 50% of the awarded stock. To date, the Company has issued the following shares under this Plan:

Name of Executive Dr. Robert Baer	Shares Granted 50,000
Dr. Eugene Lyon	50,000
Frederick Horgan	50,000
Stephen Mayne	50,000
Total	200,000

     Shares of stock issued under this Plan are expensed at fair value when issued. The Company assumes that all stock will fully vest.

Stock Issued as Compensation

       The following shares of Class A Common Stock have been issued as compensation:

  In connection with the incorporation of the Company, the Company authorized the issuance of 11,000,000 shares of Common Stock to its founders and certain other employees and third parties. These shares included the Common Stock initially issued under the Management Stock Bonus Program. As the Company was a private company, the Company adopted the principles of the “Valuation Of Privately Held Company Equity Securities Issued As Compensation” prepared by the AICPA Equity Securities Task Force and Approved by the AICPA Financial Reporting Executive Committee.

7. Common Stock

      On November 12, 2012 the Company, through its revised Articles of Incorporation, created Common and Preferred Stock.  The Company divided the Common Stock into two classes:  Class A and Class B and authorized 500,000,000 shares of
Class A and 50,000,000 of Class B.  Both Common and Preferred Stock were authorized with a par value of $.0001. There were 7,346,500 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock issued and outstanding as of December 31, 2013. The Company has sold Common Stock at $1.00 per share through a private placement offering. Common Stock Class A sold was $56,500 and 20,500 during 2012 and 2013, respectively. Of this, $11,500 was sold to non-affiliates.

Pursuant to an agreement we entered into in connection with a joint venture with North Caribbean Research, Inc. (NCR), the Company issued 120,000 warrants on December 30, 2013 to NCR, to purchase an equal number of shares of the Company’s Class A Common Stock. These warrants were exercisable at $2.00 per share. As of December 31, 2013 the warrant holder has not exercised any of the 125,000 warrants. The warrants expire on December 29, 2015.  On December 30, 2013, the Company issued 200,000 shares of Class A Common Stock to North Caribbean Research, Inc. for an 80% interest in artifacts.

In 2013, the Company purchased a 32 foot sloop for 25,000 shares of Class A Common Stock.

    At incorporation, the Company issued 11,000,000 shares to three founders, including the Company's majority shareholder.  During 2012, the Company issued 385,000 shares of Common Stock to employees and third parties for services, including 200,000 shares under the Management Stock Bonus Plan. During 2013, the Company issued 113,500 shares of Common Stock to employees and third parties for services. An additional ten thousand shares was issued in lieu of an interest payment.

8.  Preferred Stock

On November 13, 2012 the Company, through its revised Articles of Incorporation, created Preferred Stock. The revised articles authorized 100,000,000 shares of Preferred Stock with a par value of $.0001.  As of December 31, 2013, no shares of Preferred Stock has been issued.

9. Common Stock Purchase Warrants

       On December 30, 2013, we issued 125,000 Common Stock Purchase Warrants. Currently, the weighted average estimated fair value of these stock options is $0. The weighted average fair value of the warrants granted is determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the life of the option. The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in or variations from these assumptions can materially affect the fair value of the options. The expected volatility of the Common Stock was assumed to be zero due to the Company being privately held.

December 31, 2013
Risk-free interest rate	2.66%
Expected volatility of Common Stock	0.00%
Dividend yield	0%
Expected life of options	2 years

10. Inventory

The Company’s inventory consists gold coins and artifacts recovered from salvage and commodities salvaged including copper ore. Inventoried costs of recovered artifacts include the costs of recovery, conservation and administrative costs to obtain legal title to the artifacts. Inventory is valued at the lower of cost or market.

As of December 31, 2013 and December 31, 2012, the Company’s inventory was $221,114 and $48,505 respectively.

	December 31, 2013	December 31, 2012
Artifacts	$200,000	-0-
Gold coins	21,114	48,505
Total	$221,114	$48,505

  The artifacts are from sunken ships the Dominican Republic and have been appraised at over $800,000 for insurance purposes.

      In the fourth quarter of 2012, the Company received a contribution to capital of 130 ounces of gold from its majority shareholder in a tax-free transaction under Section 351 of the Internal Revenue Code. Pursuant to Section 351, the Company's basis is recorded at the shareholder's cost of $570 per ounce.

11. Income Taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (“SFAS 109”), Accounting for Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As of December 31, 2014, the Company has consolidated income tax net operating loss (“NOL”) carry forwards for federal tax purposes of approximately $373,973.  Realization of these tax assets depends on sufficient future taxable income before the benefits expire. It is not certain that the Company will have sufficient future taxable income to utilize the loss carry forward benefits before they expire.  The carry forwards begin to expire in the fiscal year 2033.

12.  Commitments and Contingencies

The Company’s 2014 business plan estimates positive cash flow from operating activities.  The plan contains assumptions which include that several of our planned projects are funded through project recoveries and other financings, syndications or other partnership opportunities.

The Company continues to report net losses. This raises substantial doubt about the Company's ability to continue as a going concern. The Company's financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's continued existence is dependent upon several factors; including the ability to attain profitable business operations and generate a positive cash flow. Management plans to raise additional capital investment in the Company and it believes the necessary investment will be forthcoming within the next six month period. There can be no assurance that equity financings will be available to the Company in the future that will be obtained on terms satisfactory to the Company. In the event that the Company's efforts to obtain such financing prove unsuccessful, the Company may be required to abandon its current business goals and cease operations.

Where shipwrecks of interest to the Company are located in the lands or waters of sovereign nations, the Company may generally enter into agreements with these nations providing that the items recovered are owned entirely by these nations, subject to certain rights to exhibit granted to the Company.  The company may also enter into joint venture agreements, or grant interests in salvage projects to others.

In any of the Company’s projects, part of the recovery, usually 5% will be allocated to the salvage crew and other employees.  Other portions may be allotted to direct investors in individual projects.  In addition, the Company will receive a portion of the recovery and the rest will be paid to others having rights to the shipwreck.

On May 10, 2013 the Company entered into an agreement with an advisor to the Company’s project “The Brooklyn Project” (Brooklyn) whereby the advisor advanced the Company $10,000 against an expected payout from the Brooklyn. The agreement also calls for the Company to issue 35,000 shares of Class A Common Stock and in addition, the Company is required to pay the advisor 2.5% of any net recoveries from the Brooklyn.  In the event the Brooklyn is not found, the Company will pay the advisor an additional $25,000 when the Company’s “Copper Ore Wreck” is recovered and monetized.

Commodity Recovery Financing

    In 2013, the Company entered into financing arrangements whereby it obtained funds to finance recoveries of commodities, principally copper ore, and for other purposes. Under these contracts, the Company will repay the funds from 25% of the funds from the sale of the relevant commodities. These investors also received one share of Class A Common Stock for every dollar committed and the option to convert the loan into Common Stock before the Company becomes a public entity. In connection with these financing arrangements, the Company obtained $237,500 and issued 237,500 shares of Class A Common Stock.

Legal Proceedings

The Company is not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. However, legal claims are inherently uncertain and we cannot assure you that we will not be adversely affected in the future by legal proceedings.

The Company, through a wholly owned subsidiary, has filed an admiralty claim on September 28, 2012 in Federal Court for the Eastern District of North Carolina, Southern Division. An admiralty arrest is a legal process in which we may seek recognition from a court of our salvor-in-possession status for a specific shipwreck, site or cargo. It is the first legal step in establishing our rights to ownership or to a salvage award. If we are able to confirm that any entity has a potential legitimate legal claim to any materials recovered from any shipwreck site, we will provide legal notice to any and all potential claimants and pursue prompt resolutions of all claims.

13.  Additional Disclosures

Trends and Uncertainties

       Our 2014 business plan requires us to generate new cash inflows during 2014 to effectively allow us to perform our planned projects. We plan to generate new cash inflows through the monetization of shipwreck cargo, financings, or other opportunities. One or more of the planned shipwreck monetizations, financings, or other opportunities may not be realized which may require us to curtail our desired business plan until we generate additional cash. We can offer no assurance any of our planned projects will be successful in providing additional cash during 2014. We have experienced two and one half years of net losses. Our capacity to generate net income in future periods is dependent upon our success in recovering and monetizing shipwrecks, generating income from salvage work, or generating income from other projects. In 2014, we will seek to recover and monetize cargo from the copper ore wreck and sunken mahogany logs in Honduras, and generate cash inflows from other projects and opportunities. If cash inflow is not sufficient to meet our desired projected business plan requirements, we will be required to follow our contingency business plan which is based on curtailed expenses and requires less new cash inflows. While we have been successful in generating cash inflows and raising the necessary funds in the past, there can be no assurance that we can continue to do so in 2014.

Subsequent Events

In April 2014, the Company sent the vessel Aqua Quest and six crew to Honduras to recover sunken mahogany logs. The crew was detained for 54 days on improper charges and then released. This event had the effect of hampering operations and cash flow in the second quarter of 2014.  The Company has been advised by local counsel for the Company that the Company has the right to sue Honduras and the responsible officials for damages. The Company is resuming operations in Honduras.

No person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Aqua Quest International, Inc. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Securities other than the Securities to which the Prospectus relates or any offer to sell or a solicitation to any person in any jurisdiction where such an offer would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that information contained herein is correct as of any time subsequent to the date hereof.

Table of Contents ______

Cover………………...….….………

Summary of the Offering…..............

Emerging Growth Company.............

Risk Factors……………….……….

Forward-looking Statements.............

Use of Proceeds................................

Dilution………………….…………

Selected Financial Data....................

Management's Discussion and Analysis…….……….......................

Letter from Founder.......................... Business…........................................

Management………………….……

Executive Compensation……..……

Related Party Transactions...............

Principal Shareholders……………

Capitalization………………....…..

Company Securities………………

Description of Securities.................

Dividend Policy...............................

Selling Shareholders........................

Plan of Distribution.........................

Market for Common Equity............

Indemnification…………….…….

Legal Matters……………………..

Experts............................................

Additional Information……….….

Financial Statements………….…

	1 9 13 15 33 34 34 35 37 44 46 52 58 63 64 65 66 70 71 72 76 79 82 82 82 82 84	___________________ PRELIMINARY PROSPECTUS ____________________ Aqua Quest International, Inc. ______ October ---, 2014

Until                      , 2015 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade shares of our Class A Common Stock, whether or not participating in our initial public offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee	$361
Printing and engraving	5,000
Legal fees and expenses	50,000
Accounting fees and expenses	5,000
Blue sky fees and expenses (including legal fees)	25,000
Transfer agent and registrar fees	10,000
Miscellaneous	5,000

Total	$100,361

Item 14.	Indemnification of Directors and Officers

The Florida Business Corporation Act authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of the Florida Business Corporation Act are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the Florida Business Corporation Act, the Registrant’s restated Articles of Incorporation that will be in effect at the closing of the offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 607.0834 of the Florida Business Corporation Act (regarding unlawful dividends); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Florida Business Corporation Act, the Registrant’s restated By-Laws that will be in effect at the closing of our initial public offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Florida Business Corporation Act, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Florida Business Corporation Act;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Florida Business Corporation Act, subject to very limited exceptions; and

•	the rights conferred in the By-Laws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated Articles of Incorporation and restated By-Laws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s restated Articles of Incorporation, By-Laws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently does not carry liability insurance for its directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Since inception, we have made the following sales of unregistered securities:

Founders Shares and Shares Issued for Compensation
Date of Issuance	Name	Shares	Aggregate Consideration ($)
June 25, 2012	Robert H. Mayne, Jr.	5,000,000	5,000
June 25, 2012	Robert H. Mayne, Jr.	5,100,000	5,100
June 25, 2012	Gerasimos Morfesis	500,000	500
June 25, 2012	Lux Legacy Trust, LLC	500,000	500
June 25, 2012	Mayne Family Trust	100,000	100
June 25, 2012	Dr. Robert Baer	5,000	5
June 26, 2012	Frederick Horgan	5,000	5
June 26, 2012	James Powers	5,000	5
June 26, 2012	Dr. Eugene Lyon	5,000	5
June 26, 2012	Wally Erickson	5,000	5
June 26, 2012	Terry Armstrong	5,000	5
June 26, 2012	Kenny Rose	5,000	5
June 26, 2012	John Mayne	25,000	25
June 26, 2012	Michael Mayne	25,000	25
June 26, 2012	James Kelly Garrett	25,000	25
August 15, 2012	Dr. Robert Baer	45,000	1,800
August 15, 2012	James Powers	45,000	1,800
August 15, 2012	Dr. Eugene Lyon	45000	1,800
November 7, 2012	Frederick Horgan	45,000	1,800
May 30, 2013	Maureen Mayne	15,000	900
August 5, 2013	Stephen Mayne	50,000	3,000
August 5, 2013	Michael McCabe	5,000	300
October 12, 2013	Dr. Robert Baer	16,500	490
October 12, 2013	Stephenson Weeks	5,000	300
October 12, 2013	Brandon Szinavel	5,000	300
October 12, 2013	Michael McCabe	3,000	180
October 12, 2013	Michael McCabe	45,000	2,700
November 26, 2013	Charles Perry	5,000	300
December 5, 2013	A. J. LeBlanc	5,000	300

March 13, 2014	Diversified Accounting & Tax, LLC	5,000	300
March 19, 2014	Mark Allender	5,000	300
March 19, 2014	Harold Levy, Esq.	5,000	300
March 19, 2014	Lux Legacy Trust, LLC	100,000	6,000
March 29, 2013	Bear Creek Capital, LLC	25,000	1,500
July 16, 2014	John E. Lux, Esq.	100,000	6,000
July 16, 2014	Bear Creek Capital, LLC	12,500	750
July 16, 2014	Lisa Marra	5,000	300
July 16, 2014	Diversified Accounting & Tax LLC	5,000	300
October 12, 2014	Frederick Horgan	44,300
October 12, 2014	Stephen Mayne	100,000	6,000
October 12, 2014	Bear Creek Capital, LLC	12,500	375
October 12, 2014	James Kelly Garrett	10,000	600
October 12, 2014	Steven Matanich	10,000	600
October 12, 2014	Devon Butler	10,000	600
October 12, 2014	Nickolas Cook	10,000	600
October 12, 2014	Stephanie Previch	57,000	3,420
October 12, 2014	Bernard & Jeanelle Chilton	1,000	60
October 12, 2014	Andrea Chilton & Stephanie Previch	1,000	60
October 12, 2014	Renee & Peter Lau	1,000	60
October 12, 2014	Stephanie Previch	1,000	60

Shares Issued for Cash
Date of Issuance	Name	Shares	Aggregate Consideration ($)
June 26, 2012	Dale Narducci	2,500	2,500
June 26, 2012	Robert Arnold	2,500	2,500
June 26, 2012	John Mayne	7,000	7,000
July 25, 2012	Kathy Mayne	5,000	5,000
July 25, 2012	James Freeheart Mayne	10,000	10,000
August 15, 2012	Stephen Mayne	30,000	30,000
August 9, 2012	Carlton and Dorothy Staples	15,000	15,000
November 7, 2012	Richard Ilnick	2,000	2,000

October 12, 2013	Chris Palamides & Betty Thomas	1,000	1,000
October 21, 2013	Michael Mayne	10,000	10,000
March 14, 2013	Richard Donato	10,000	10,000
July 16, 2014	Samantha Womelsdorf	1,000	1,000
October 12, 2014	Michael Mayne	5,000	5,000
October 12, 2014	Elizabeth Anne Leitch	5,000	5000

Shares Issued In Connection with Commodity Wrecks (1)
Date of Issuance	Name	Shares	Aggregate Consideration ($)
August 5, 2013	Frederick Horgan	50,000	50,000
August 21, 2013	Debra & Jeffrey Parzych	4,500	4,500
November 11, 2013	Robert Hogan	4,500,	4,500
September 12, 2013	Jeffrey Cannon	50,000	50,000
August 5, 2103	Kathy Mayne	20,000	20,000
October 12, 2013	Jeffrey Cannon	50,000	50,000
October 12, 2013	Annie Hall	15,000	15,000
October 12, 2013	Michael & Kathryn Zidek Rosenblatt	15,000	15,000
October 18, 2013	Zamel Alaqili	5,000	5,000
August 31, 2013	Dale Narducci	5,000	5,000
April 30, 2014	Elizabeth Anne Leitch	15,000	15,000
July 16, 2014	Anthony Cielplensky Revocable Living Trust	2,500	2,500
July 26, 2014	Robert Arnold	5,000	5,000
August 23, 2014	Todd R. & Keri D. Palmer	2000	2,000
August 23, 2014	Bruce Klein	2,000	2,000
August 23, 2014	Richard Ilnick	2,500	2,500
October 12, 2014	Frederick Horgan	50,000	Exercised option to receive stock
October 12, 2014	Kathy Mayne	20,000	Exercised option to receive stock
October 12, 2014	Debra & Jeffrey Parzych	5,000	Exercised option to receive stock
October 12, 2014	Robert Hogan	4,500	Exercised option to receive stock
October 12, 2014	Richard Ilnick	2,500	Exercised option to receive stock

October 12, 2014	Robert Arnold	5,000	Exercised option to receive stock
October 12, 2014	Todd R. & Keri D. Palmer	2,000	Exercised option to receive stock
October 12, 2014	Bruce Klein	2,000	Exercised option to receive stock
October 12, 2014	Jeff Cannon	100,000	Exercised option to receive stock
October 12, 2014	Elizabeth Anne Leitch	15,000	Exercised option to receive stock
October 12, 2014	Annie Hall	15,000	Exercised option to receive stock
October 12, 2014	Dale Narducci	7,500	Exercised option to receive stock
October 12, 2014	Richard Ilnick	2,500	Exercised option to receive stock
October 12, 2014	Anthony Cieplensky Rev. Liv. Trust	2,500	Exercised option to receive stock

Shares Issued for Other Consideration
Date of Issuance	Name	Shares	Consideration
August 5, 2013	Frederick Horgan	10,000	Interest $10,000
December 27, 2013	Rhonda J. Wilette	25,000	Sloop $25,000
December 29, 2013	North Caribbean Research SA	200,000	For joint venture agreement $200,000
December 30, 2013	Richard & Wanda Berry	50,000	For joint venture agreement $50,000
December 30, 2013	Christopher Berry	25,000	For joint venture agreement $25,000
December 30, 2013	Scott Berry	,25,000	For joint venture agreement $25,000
December 30, 2013	Richard Donato	25,000	For joint venture agreement $25,000
February 10, 2014	Legacy Group Ventures LLC	25,000	For research agreement $25,000
March 19, 2014	Gulf Marine Ways, LLC	10,000	Dockage $10,000
August 23, 2014	Jorge Lobo	25,000	For representation agreement $25,000
August 23, 2014	William & Roger Schuster	10,000	Discounts on purchase of equipment $10,000

October 24, 2014	Mark Allender	45,000	In connection with agreement
October 24, 2014	Arthur G. Scott	1,500	For equipment
October 24, 2014	Duckworth Steel Boats, Inc.	1,000	Dockage for sailboat

Warrants Issued
Date of Issuance	Name	Common Stock Purchase Warrants	Consideration
		Two Year $2.00 Warrants
December 30, 2013	Richard Berry	50,000	-0- For joint venture agreement
December 30, 2013	Christopher Berry	25,000	-0- For joint venture agreement
December 30, 2013	Scott Berry	25,000	-0- For joint venture agreement
December 30, 2013	Richard Donato	25,000	-0- For joint venture agreement
		Series A $0.01 Warrants
August 28 2014	Midtown Partners & Co. LLC	252,250	For investment banking agreement

Two Year 2.5% Convertible Note
Date	Name	Principal Amount	Aggregate Consideration
	Wallace W. & Nancy Ericson Living Trust	$280,000	$280,000	For purchase of three vessels

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder). The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Index

Exhibit Number _____________	Description __________

3.1	Amended Articles of Incorporation

3.2	By-Laws

4.1 *	Form of Class A Common Stock Certificate

5.1 *	Opinion re Legality

10.1 *	Form of Indemnification Agreement

10.2	2012 Incentive Stock Option Plan

10.3	2012 Management Stock Bonus Plan, and Notice of Stock Grant

10.4	2012 Annual Management Bonus Plan

10.5	Agreement with Florida Institute of Technology

10.6	Agreement with Municipality of Ahuas

10.7	Joint Venture Agreement with – North Caribbean Research, SA

10.8	Agreement with Legacy Group Ventures, LLC

10.9	Agreement with Midtown Partners & Co., LLC

10.10	Agreement with Altamar Explorations, LLC

10.11	Agreement with Altamar Explorations, LLC

10.12 *	Agreement with Brus Lagoona

10.13	Agreement with Dennison Breese

10.14	Agreement with Jorge Lobo

10.15	Employment Agreement – Capt. Robert H. Mayne, Jr.

10.16	Employment Agreement – Dr. Eugene Lyon

10.17	Employment Agreement – Stephen Mayne

10.18 *	Employment Agreement – Dr. Robert Baer

10.19	Employment Agreement – Stephanie Previch

14.1	Code of Ethics

15 *	Letter re Unaudited Interim Financial Information

21.1	Subsidiaries of the Registrant

23.1 *	Consent of Counsel

23.2 *	Consent of independent public accounting firm

24.1	Power of Attorney (included on signature page)

*	To be filed by amendment

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarpon Springs,  Florida, on this ___ day of October 2014.

Pursuant to the requirements of the Securities Act of 1933, this filing has been signed by the following persons in the capacities and on the dates indicated.

Aqua Quest International, Inc.

Signature	Title	Date

/s/ Robert H. Mayne, Jr	President (Principal Executive Officer)	October __, 2014

/s/ Robert H. Mayne, Jr	Treasurer (Principal Financial Officer)	October ___, 2014

Endnotes